Exhibit 10.31

Execution Version

AMENDMENT NO. 3
ACTIVE 236620731v.5
to
RECEIVABLES PURCHASE AGREEMENT

Dated as of December 20, 2018

THIS AMENDMENT NO. 3 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”) is entered into as of December 20, 2018 by and among LKQ Receivables Finance Company, LLC, a Delaware limited liability company (the “Seller”), LKQ Corporation, a Delaware corporation (the “Servicer”), the conduits party hereto (the “Conduits”), the financial institutions party hereto (together with the Conduits, the “Purchasers”), the managing agents party hereto (the “Managing Agents”) and MUFG Bank, Ltd., as administrative agent (the “Administrative Agent”) for the Purchasers under the RPA (as defined below).
PRELIMINARY STATEMENTS
A.    The Seller, the Servicer, the Purchasers, the Managing Agents and the Administrative Agent are parties to that certain Receivables Purchase Agreement dated as of September 28, 2012 (as amended pursuant to that certain Amendment No. 1 to Receivables Purchase Agreement, dated as of September 29, 2014 and that certain Amendment No. 2 to Receivables Purchase Agreement, dated as of November 29, 2016 and as may be further amended, restated, supplemented or otherwise modified from time to time, the “RPA”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the RPA.
B.    The Seller, the Servicer, the Purchasers, the Managing Agents and the Administrative Agent have agreed to amend the RPA on the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Amendments. Effective as of the date hereof, subject to the execution of this Amendment by the parties hereto and the satisfaction of the conditions precedent set forth in Section 1 below, the RPA is amended as set forth in the blacklined conformed copy attached hereto as Exhibit 1.
(a)    Schedule A of the RPA is amended and restated in its entirety in the form attached as Exhibit 2 hereto.
Section 2.    Conditions Precedent. This Amendment shall become effective and be deemed effective, as of the date first above written, upon receipt by the Administrative Agent of (a) one copy of this Amendment duly executed by each of the parties hereto and (b) one copy of that certain amended and restated fee letter, dated as of the date hereof, duly executed by each of the parties thereto.

Section 3.    Covenants, Representations and Warranties of the Seller and the Servicer.
(a)    Upon the effectiveness of this Amendment, each of the Seller and the Servicer hereby reaffirms all covenants, representations and warranties made by it in the RPA, as amended, and agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the effective date of this Amendment.
(b)    Each of the Seller and the Servicer hereby represents and warrants as to itself (i) that this Amendment constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity which may limit the availability of equitable remedies and (ii) upon the effectiveness of this Amendment, that no event shall have occurred and be continuing which constitutes an Amortization Event or a Potential Amortization Event.
Section 4.    Fees, Costs, and Expenses. Without limiting the rights of the Administrative Agent, the Managing Agents and the Purchasers set forth in the RPA and the other Transaction Documents, the Seller agrees to pay on demand all reasonable fees and out-of-pocket expenses of external counsel and auditors for the Administrative Agent, the Managing Agents and the Purchasers incurred in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered in connection herewith, with respect to advising the Administrative Agent, the Managing Agents and the Purchasers as to their rights and responsibilities hereunder and thereunder and in connection with the follow-up monitoring and auditing related to the Receivables reporting.
Section 5.    Reference to and Effect on the RPA.
(a)    Upon the effectiveness of this Amendment, each reference in the RPA to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” or words of like import shall mean and be a reference to the RPA as amended hereby, and each reference to the RPA in any other document, instrument or agreement executed and/or delivered in connection with the RPA shall mean and be a reference to the RPA as amended hereby.
(b)    Except as specifically amended hereby, the RPA and other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Purchaser, any Managing Agent or the Administrative Agent under the RPA or any of the other Transaction Documents, nor constitute a waiver of any provision contained therein.
Section 6.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 7.    Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
Section 8.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first set forth above by their respective officers thereto duly authorized, to be effective as hereinabove provided.

LKQ RECEIVABLES FINANCE COMPANY, LLC, as Seller

By:	/s/ Varun Laroyia
Name: Varun Laroyia
Title: Executive Vice President and CFO

LKQ CORPORATION, as Servicer

By:	____/s/ Walter P. Hanley_____________ Name: Walter P. Hanley
Title: Associate General Counsel

Signature Page to Amendment No. 3
to Receivables Purchase Agreement

VICTORY RECEIVABLES CORPORATION, as a Conduit

By:	____/s/ Kevin J. Corrigan _______ Name: Kevin J. Corrigan Title: Vice President

MUFG BANK, LTD., as a Financial Institution, as Administrative Agent and as a Managing Agent

By:_____ /s/ Christopher Pohl_______
Name: Christopher Pohl
Title: Managing Director

Signature Page to Amendment No. 3
to Receivables Purchase Agreement

EXHIBIT 1

CONFORMED COPY OF RECEIVABLES PURCHASE AGREEMENT SHOWING AMENDMENT NO. 3 CHANGES

[See attached.]

EXHIBIT 2

SCHEDULE A

COMMITMENTS; PURCHASER GROUPS

MUFG Bank, Ltd.

Managing Agent:         MUFG Bank, Ltd.
Group Purchase Limit:     $110,000,000
Conduit:             Victory Receivables Corporation
Conduit Purchase Limit:     $110,000,000
Financial Institution:         MUFG Bank, Ltd.
Commitment:             $110,000,000

EXHIBIT 2

~~CONFORMED COPY TO INCLUDE~~
~~AMENDMENT NO. 2 DATED~~
Conformed Copy to include (i) Amendment No. 1 dated
September 29, 2014, (ii) Amendment No. 2 dated
November 29, 2016 and (iii) Amendment No. 3 dated
~~NOVEMBER 29~~December 20, ~~2016~~2018

RECEIVABLES PURCHASE AGREEMENT

dated as of September 28, 2012
among
LKQ RECEIVABLES FINANCE COMPANY, LLC,
as Seller,
LKQ CORPORATION,
as Servicer,
THE CONDUITS
from time to time party hereto,
THE FINANCIAL INSTITUTIONS
from time to time party hereto,
THE MANAGING AGENTS
from time to time party hereto
and
~~THE~~MUFG BANK ~~OF TOKYO-MITSUBISHI UFJ~~, LTD.
as Administrative Agent

EXHIBIT 2

RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement dated as of September 28, 2012 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is among LKQ Receivables Finance Company, LLC, a Delaware limited liability company, as the seller (the “Seller”), LKQ Corporation, a Delaware corporation, as initial servicer (~~“~~the “Servicer”, the Servicer and the Seller are referred to herein as the “Seller Parties” and each a “Seller Party”), the entities party hereto from time to time as Conduits (together with any of their respective successors and assigns hereunder, the “Conduits”), the entities party hereto from time to time as Financial Institutions (together with any of their respective successors and assigns hereunder, the “Financial Institutions”), the entities party hereto from time to time as Managing Agents (together with any of their respective successors and assigns hereunder, the “Managing Agents”), and ~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd. (“~~BTMU~~MUFG”), as administrative agent for the Purchasers hereunder or any successor administrative agent hereunder (together with its successors and assigns hereunder, the “Administrative Agent”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.
PRELIMINARY STATEMENTS
A.    Pursuant to this Agreement, the Seller may transfer and assign Purchaser Interests to the Administrative Agent, for the benefit of the Purchasers from time to time.
B.    The Conduits may, in their absolute and sole discretion, continue to purchase Purchaser Interests from the Seller from time to time.
C.    In the event that a Conduit declines to make any purchase of Purchaser Interests, the Financial Institutions within such Conduit’s Purchaser Group shall, subject to the terms and conditions of this Agreement, purchase such Purchaser Interests from time to time.
D.    Each Managing Agent has been requested and is willing to act as Managing Agent on behalf of the Conduit and the Financial Institutions in its Purchaser Group in accordance with the terms hereof.
ARTICLE I
PURCHASE ARRANGEMENTS
Purchase Facility
.
(a)    Upon the terms and subject to the conditions hereof, the Seller may, at its option, sell and assign Purchaser Interests to the Administrative Agent for the benefit of the Purchasers. In accordance with the terms and conditions set forth herein, each Conduit may, at its option, instruct its related Managing Agent to purchase through the Administrative Agent on behalf on such Conduit, or if any such Conduit shall decline to purchase and the Seller has not cancelled the Purchase Notice (as defined below) pursuant to Section 1.2, such related Managing Agent shall purchase though the Administrative Agent, on behalf of the Financial Institutions in such Conduit’s Purchaser Group, the Purchaser Interests from time to time in an aggregate amount not to exceed

EXHIBIT 2

the Group Purchase Limit for such Purchaser Group during the period from the date hereof to but not including the Facility Termination Date.
(b)    The Seller may, upon at least ten (10) Business Days’ notice to each Managing Agent, or, if delivered as a result of the establishment of a Replacement Rate pursuant to Section 4.4(a) with which the Seller does not agree, one (1) Business Days’ notice to each Managing Agent, terminate in whole or reduce in part, the Purchase Limit; provided that after giving effect to any such reduction and any amounts paid to reduce the outstanding Purchaser Interests on such date, (i) the Aggregate Capital shall not exceed the Purchase Limit and (ii) if reduced in part, the Purchase Limit shall not be less than $50,000,000. Any such partial reduction shall be in a minimum amount of $5,000,000 or an integral multiple thereof. Any such reduction shall, (x) reduce each Group Purchase Limit (and the corresponding Conduit Purchase Limit(s)) hereunder ratably in accordance with each Purchaser Group’s Pro Rata Share and (y) reduce each Financial Institution’s Commitment ratably within its Purchaser Group in accordance with each Financial Institution’s Pro Rata Share.
Increases
(a) The Seller shall provide each Managing Agent with at least one (1) Business Day’s prior notice in a form set forth as Exhibit II hereto of each Incremental Purchase (a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth in clause (c) below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000) in the aggregate for all Purchasers, date of purchase (which, in the case of any Incremental Purchase (after the initial Incremental Purchase hereunder), shall occur (i) on a Business Day and (ii) only once per month unless otherwise consented to by each Managing Agent).
(b)    Each Purchase Notice issued hereunder shall constitute a request by the Seller (i) for an Incremental Purchase to be made ratably by each Purchaser Group, in accordance with the Pro Rata Share of such Purchaser Group as among all Purchaser Groups (such Purchaser Group’s “Purchase Allocation”) and (ii) that, unless the Seller shall cancel such Purchase Notice as hereinafter provided, in the event a Conduit in any Purchaser Group shall elect to purchase less than all of its Purchaser Group’s Purchase Allocation in connection with such Incremental Purchase, the balance of such Purchase Allocation is to be made ratably by each Financial Institution within such Purchaser Group, in accordance with the Pro Rata Share of such Financial Institution as among all Financial Institutions within such Purchaser Group.
(c)    Following receipt of a Purchase Notice, each Managing Agent will determine whether the Purchaser Group Conduit agrees to purchase the entire amount of its Purchaser Group’s Purchase Allocation in connection with the Incremental Purchase. If any Conduit declines to make a proposed purchase, the balance of the Purchase Allocation for such Purchaser Group shall be made by such Purchaser Group’s Financial Institutions ratably in accordance with their Pro Rata Shares within such Purchaser Group.
(d)    On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, each applicable Purchaser shall deposit to the Facility Account, in immediately available funds, no later than 1:00 p.m. (New York time), an amount equal to (i) in the case of a Conduit, the Purchase Price of the Purchaser Interests such Conduit is then purchasing, up to the Purchase Allocation of its Purchaser Group, and (ii) in the case of a Financial Institution, such Financial Institution’s Pro Rata Share, as among all Financial Institutions in its Purchaser Group, of the Purchase Price for the Purchase Allocation of its Purchaser Group to the extent such Purchase Price is not then being paid by the Conduit in such Purchaser Group.

EXHIBIT 2

Decreases
. The Seller shall provide each Managing Agent with not less than two (2) Business Days’ prior written notice in substantially the form of Exhibit XVII hereto (a “Reduction Notice”) of any proposed reduction of Aggregate Capital from Collections. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the required two (2) Business Days’ prior notice), and (ii) the amount of Aggregate Capital to be reduced which shall be applied ratably to the outstanding Purchaser Interests of the Conduits and the Financial Institutions in accordance with the amount of Capital (if any) owing to each Purchaser (the “Aggregate Reduction”). Only one (1) Reduction Notice shall be outstanding at any time. No Aggregate Reduction will be made following the occurrence of the Amortization Date without the consent of each Managing Agent.
Payment Requirements
. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York time) on the day when due in immediately available funds, and if not received before 1:00 p.m. (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Administrative Agent, a Managing Agent or a Purchaser they shall be paid to the Administrative Agent, in respect of amounts payable to it, or to the applicable Managing Agent in respect of amounts payable to such Managing Agent or any of its related Purchasers, for the account of such Person or its related Purchasers, at the Administrative Agent’s designated account or such Managing Agent’s designated account, in each case, as listed beneath its signature on the signature page to this Agreement (or the applicable Assignment Agreement or Joinder Agreement) until otherwise notified by such Managing Agent. Upon notice to the Seller, the Administrative Agent, for the benefit of each Managing Agent and the related Purchasers, may debit the Facility Account for all amounts due and payable hereunder. All computations of Yield, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days (or 365 or 366, as applicable, in the case of payments based on the Base Rate) for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.
ARTICLE II
PAYMENTS AND COLLECTIONS
Payments
. Notwithstanding any limitation on recourse contained in this Agreement, the Seller shall promptly pay to the Administrative Agent or the Managing Agents (for their own account or the account of the related Purchasers, as applicable), on a full recourse basis, when due, (i) such fees as set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Financial Institutions), (ii) all amounts payable as Yield, (iii) all amounts payable as Deemed Collections, to the extent required to reduce Aggregate Capital hereunder (which shall be immediately due and payable by the Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.4 hereof), (iv) all amounts payable to reduce the outstanding Purchaser Interests, if required, pursuant to Section 2.7, (v) all amounts payable pursuant to Article X, if any, (vi) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, (vii) all Broken Funding Costs and (viii) all Default Fees (collectively, the “Obligations”). If any Person fails to pay any of the Obligations when due,

EXHIBIT 2

or if the Servicer fails to make any deposit required to be made by it hereunder when due, such Person, or the Servicer, as applicable, agrees to pay, on demand, the Default Fee in respect thereof until all such Obligations are paid. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time the Seller receives any Collections or is deemed to receive any Collections, the Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by the Seller for the exclusive benefit of the Purchasers, the Managing Agents and the Administrative Agent.
Collections Prior to Amortization
. (a) Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2.
(b)    If at any time any Collections and/or Deemed Collections are received by the Servicer prior to the Amortization Date, (i) the Servicer shall set aside the Termination Percentage of Collections and/or Deemed Collections evidenced by the outstanding Purchaser Interests of each Non-Renewing Financial Institution and (ii) the Seller hereby requests and the Purchasers (other than any Non-Renewing Financial Institutions) hereby agree to make, (subject to the conditions precedent set forth in Section 6.2) simultaneously with such receipt, a reinvestment (each a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interest of Non-Renewing Financial Institutions), such that after giving effect to such Reinvestment, the amount of aggregate Capital immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt.
(c)    On each Settlement Date prior to the occurrence of the Amortization Date and at all times that Section 2.5 is not in effect, the Servicer shall remit the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) as follows (and any amounts applied to the Obligations shall be in satisfaction of the Seller’s liabilities under Section 2.1 hereof):
(i)    first, to itself for the payment of the Servicing Fee then due and payable to it;
(ii)    second, to each applicable Managing Agent’s account, pro rata, (A) first, to reduce unpaid Obligations and (B) second, to reduce the Capital of all Purchaser Interests of Non-Renewing Financial Institutions, to be applied ratably to each Non-Renewing Financial Institution according to its respective Termination Percentage;
(iii)    third, if applicable, to each applicable Managing Agent’s account, pro rata, no later than 1:00 p.m. (New York time) to the extent required to fund any Aggregate Reduction on such Settlement Date; and
(iv)    fourth, any balance remaining thereafter to the Seller on such Settlement Date.
Section 2.3    Non-Renewing Financial Institutions

EXHIBIT 2

. Each Non-Renewing Financial Institution shall be allocated a ratable portion of Collections from the date of its becoming a Non-Renewing Financial Institution (the “Termination Date”) until such Non-Renewing Financial Institution’s Capital shall be paid in full. This ratable portion shall be calculated on the Termination Date of each Non-Renewing Financial Institution as a percentage equal to (i) the Capital of such Non-Renewing Financial Institution outstanding on its Termination Date, divided by (ii) the Aggregate Capital outstanding on such Termination Date (the “Termination Percentage”). Each Non-Renewing Financial Institution’s Termination Percentage shall remain constant prior to the Amortization Date. On and after the Amortization Date, each Termination Percentage shall be disregarded, and each Non-Renewing Financial Institution’s Capital shall be reduced ratably with all Financial Institutions in accordance with Section 2.4.
Collections Following Amortization
. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the benefit of the Purchasers holding each Purchaser Interest, all Collections received on such day and an additional amount for the payment of any accrued and unpaid Obligations owed by the Seller and not previously paid by the Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall at any time, upon the request from time to time by (or pursuant to standing instructions from) the Administrative Agent, (i) remit to the Administrative Agent’s or applicable Managing Agent’s account the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts, pro rata, to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.
Application of Collections
. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.4 (as applicable), the Servicer shall distribute funds (and any amounts applied to the Obligations shall be in satisfaction of the Seller’s liabilities under Section 2.1 hereof):
(i)    first, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee,
(ii)    second, to the reimbursement of the Administrative Agent’s and each Managing Agent’s costs of collection and enforcement of this Agreement, to the extent applicable,
(iii)    third, to each applicable Managing Agent, for the account of the related Purchasers, for the ratable payment of all accrued and unpaid Yield and fees payable pursuant to the Fee Letter,
(iv)    fourth, to the extent applicable, to each applicable Managing Agent, for the account of the related Purchasers, to the ratable reduction of the Aggregate Capital (without regard to any Termination Percentage),
(v)    fifth, to the Administrative Agent and Managing Agents, as applicable, for the ratable payment of all other unpaid Obligations, and
(vi)    sixth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to the Seller.

EXHIBIT 2

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in this Section 2.5, shall be shared ratably (within each priority) among the Administrative Agent, the Managing Agents and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.
Payment Rescission
. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Person or Persons who suffered such rescission, return or refund the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.
Maximum Purchaser Interests
. The Seller shall ensure that the outstanding Purchaser Interests of the Purchasers shall, as of the end of each Business Day, not exceed 100% in the aggregate. If the outstanding Purchaser Interests of the Purchasers exceed 100% in the aggregate as of the end of any Business Day, the Seller shall pay to each Managing Agent for the account of the applicable Purchasers (ratably according to the Aggregate Capital of the Purchasers), within two (2) Business Days, an amount to be ratably applied to reduce the Aggregate Capital, such that after giving effect to such payment the aggregate of the outstanding Purchaser Interests equals or is less than 100%.
Clean Up Call
. The Servicer shall have the right (after providing at least two (2) Business Days’ prior written notice to each Managing Agent and to the Seller), at any time following the reduction of the Aggregate Capital to a level that is less than 10.00% of the original Purchase Limit on September 28, 2012 (which the parties agree is a level below which servicing of the remaining Receivables Assets is financially burdensome to the Servicer), to cause the Seller to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser, any Managing Agent or the Administrative Agent.
ARTICLE III
CONDUIT FUNDING
Yield
. The Seller shall pay Yield with respect to the Capital associated with the Purchaser Interest of each Conduit for each day that any Capital in respect of such Purchaser Interest is outstanding. Each Purchaser Interest funded substantially with Pooled Commercial Paper will accrue Yield with respect to the related Capital each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interests represents in relation to all assets held by the related Conduit and funded substantially with Pooled Commercial Paper.

EXHIBIT 2

Yield Payments
. On each Settlement Date, the Seller shall pay to each applicable Managing Agent (for the benefit of the Conduit in such Managing Agent’s Purchaser Group) an aggregate amount equal to all accrued and unpaid Yield in respect of the Capital associated with all Purchaser Interests of the related Conduit for the immediately preceding Settlement Period in accordance with Article II.
Calculation of Yield
. On the third (3rd) Business Day immediately preceding each Settlement Date, each Managing Agent shall calculate its Purchaser Group’s aggregate amount of Yield (for all Capital funded by any Conduit or Financial Institution in such Managing Agent’s Purchaser Group) for the applicable Settlement Period and shall notify the Seller of such aggregate amount.
ARTICLE IV
FINANCIAL INSTITUTION FUNDING
Financial Institution Funding
. Each Purchaser Interest funded by the Financial Institutions shall accrue Yield with respect to the Capital associated with the Purchaser Interests of such Financial Institutions for each day that such Capital is outstanding at either the LIBO Rate or the Base Rate in accordance with the terms and conditions hereof.
Yield Payments
. On each Settlement Date for each Purchaser Interest of the Financial Institutions, the Seller shall pay to each applicable Managing Agent (for the benefit of the Financial Institutions in its Purchaser Group) an aggregate amount equal to the accrued and unpaid Yield for the immediately preceding Settlement Period in accordance with Article II.
Financial Institution Discount Rates
. Subject to Section 4.4, the Capital related to each outstanding Purchaser Interest of the Financial Institutions shall accrue Yield initially at the LIBO Rate.
Suspension of the LIBO Rate
.
(a)    If at any time (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) or (ii) any Financial Institution notifies its related Managing Agent that that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including, without limitation, because Bloomberg screen Bloomberg US2001M is not available or published on a current basis) and such circumstances are unlikely to be temporary, (ii) the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, or (iii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the United States syndicated loan market in the applicable currency, then

EXHIBIT 2

the Administrative Agent and the Seller shall endeavor to establish an alternate rate of interest (the “Replacement Rate”) to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 13.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of the Replacement Rate is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until the Replacement Rate is determined (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 4.4(a), only to the extent the LIBO Rate for such Settlement Period is not available or published at such time on a current basis), the Administrative Agent and shall suspend the availability of such LIBO Rate and the Base Rate shall apply to all Purchaser Interests for so long as such suspension shall persist. Notwithstanding anything else herein, any definition of Replacement Rate shall provide that in no event shall such Replacement Rate be less than zero for the purposes of this Agreement. To the extent the Replacement Rate is approved by the Administrative Agent (in consultation with the Seller) in connection with this clause, the Replacement Rate shall be applied in a manner consistent with market practice; provided, that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, the Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).
(b)    ~~(a)~~ If any Financial Institution notifies its related Managing Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interest at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate, then such Managing Agent shall notify the Seller, the Servicer and the Administrative Agent and shall suspend the availability of such LIBO Rate for the Financial Institutions in such Managing Agent’s Purchaser Group and the Base Rate shall apply to any Purchaser Interests funded by the Financial Institution in its related Purchaser Group for so long as such suspension shall persist.
(c)    ~~(b)~~ If less than all of the Managing Agents give a notice to the Seller, the Servicer and the Administrative Agent pursuant to Section 4.4(~~a~~b), the Financial Institution in the Purchaser Group which gave such a notice shall be obliged, at the request of the Seller, the related Conduit in such Purchaser Group or the applicable Managing Agent, to assign all of its rights and obligations hereunder to (i) another Financial Institution or (ii) another funding entity nominated by the Seller or the related Managing Agent that is acceptable to the related Conduit and willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Financial Institution; provided that (i) the notifying Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Financial Institution’s Pro Rata Share of the Capital and Yield owing to all Purchasers and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of such Financial Institution, and (ii) the replacement Financial Institution otherwise satisfies the requirements of Section 12.1(b).
Liquidity Agreement Fundings

EXHIBIT 2

. The parties hereto acknowledge that a Conduit may put all or any portion of its Purchaser Interests to the Financial Institutions in its Purchaser Group at any time pursuant to such Conduit’s related Liquidity Agreement to finance or refinance the necessary portion of its Purchaser Interests through a funding under such Liquidity Agreement to the extent available. The fundings under such Liquidity Agreement will accrue interest at the Discount Rate in accordance with this Article IV. Regardless of whether a funding of Purchaser Interests by the Financial Institutions constitutes the direct purchase of a Purchaser Interest hereunder, an assignment under the related Liquidity Agreement of a Purchaser Interest originally funded by a Conduit or the sale of one or more participations or other interests under the related Liquidity Agreement in a Purchaser Interest originally funded by a Conduit, each Financial Institution participating in a funding of a Purchaser Interest shall have the rights and obligations of a “Purchaser” hereunder with the same force and effect as if it had directly purchased such Purchaser Interest from the Seller hereunder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Representations and Warranties of the Seller
. The Seller hereby represents and warrants to the Administrative Agent, the Managing Agents and the Purchasers as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:
(a)    Corporate Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. The Seller is duly qualified to do business and is in good standing as a foreign company, and has and holds all limited liability company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, other than those qualifications, good standings, licenses, authorizations, consents and approvals the absence of which would not reasonably have a Material Adverse Effect.
(b)    Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and the Seller’s use of the proceeds of purchases made hereunder, are within its company powers and authority and have been duly authorized by all necessary limited liability company action on its part. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.
(c)    No Conflict. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of formation or operating agreement, (ii) any law, rule or regulation applicable to it other than any contravention or violation which would not reasonably have a Material Adverse Effect, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on any assets of the Seller or its Subsidiaries (except as created hereunder) and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

EXHIBIT 2

(d)    Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
(e)    Actions, Suits. There are no actions, suits or proceedings pending, or to the best of the Seller’s knowledge, threatened, against or affecting the Seller, or any of its properties, in or before any court, arbitrator or other body. The Seller is not in default with respect to any order of any court, arbitrator or governmental body.
(f)    Binding Effect. This Agreement and each other Transaction Document to which the Seller is a party constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)    Accuracy of Information. All information heretofore furnished by the Seller or any of its Affiliates to the Administrative Agent, any Managing Agent or any Purchaser for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Seller or any of its Affiliates to the Administrative Agent, any Managing Agent or any Purchaser (including all Monthly Reports) will be, true and accurate in every material respect on the date such information is stated or certified, when considered as a whole, and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading under the circumstances in which made.
(h)    Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
(i)    Good Title. Immediately prior to each purchase of a Receivable hereunder, the Seller shall be the legal and beneficial owner of such Receivable and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Seller’s ownership interest in each Purchased Receivable, its Collections and the Related Security, subject to the rights of the Administrative Agent, Managing Agents and Purchasers hereunder.
(j)    Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Administrative Agent for the benefit of the Purchasers (and the Administrative Agent for the benefit of such Purchasers shall acquire from the Seller) a valid and perfected first priority, undivided percentage ownership or security interest in the Receivables Assets existing or hereafter arising, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables Assets. None

EXHIBIT 2

of the Contracts or Invoices constitute “chattel paper” or “instruments” within the meaning of Section 9-102 of the UCC of any applicable jurisdictions.
(k)    Places of Business; Locations of Records; Organizational Information. The principal places of business and chief executive office of the Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Administrative Agent and each Managing Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 13.4(a) has been taken and completed. The Seller is organized solely in the state of Delaware. The Seller’s Federal Employer Identification Number is correctly set forth on Exhibit III.
(l)    Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed in all material respects. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. The Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.
(m)    Material Adverse Effect. Since the date of this Agreement, no event has occurred that would have a Material Adverse Effect.
(n)    Names. In the past five (5) years, the Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.
(o)    Ownership of the Seller. LKQ owns, directly or indirectly, 100% of the issued and outstanding membership interests of the Seller, free and clear of any Adverse Claim. Such membership units are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire membership units or other securities of the Seller.
(p)    Not an Investment Company. The Seller (i) is not a “covered fund” under the Volcker Rule and (ii) is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute. In determining that the Seller is not a covered fund, the Seller either does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act of 1940 or is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under 17 C.F.R. 75.10(c)(8).
(q)    Compliance with Law. The Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Purchased Receivable, together with the Contract and Invoice related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), unless such contravention would not reasonably be expected to have a Material Adverse Effect. No part of any Contract or Invoice related to any Purchased Receivable is in violation of any such law, rule or regulation, except where such violation would not reasonably be expected to have a Material Adverse Effect.

EXHIBIT 2

(r)    Compliance with Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy with regard to each Purchased Receivable and the related Contract and Invoice, and has not made any change to such Credit and Collection Policy, other than as permitted under Section 7.2(c), and in compliance with the notification requirements in Section 7.1(a)(vii).
(s)    Payments to Originators. With respect to each Receivable transferred to the Seller under the Receivables Sale Agreement, the Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.
(t)    Enforceability of Invoices. Each Invoice with respect to each Purchased Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(u)    Eligible Receivables. Each Receivable included in the Eligible Receivables Balance as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date.
(v)    Net Receivables Balance. The Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.
(w)    Accounting. The manner in which the Seller accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis.
(x)    Purpose. The Seller has determined that, from a business viewpoint, the purchase of the Receivables and related interests thereto from the Originators under the Receivables Sale Agreement, and the sale of Purchaser Interests to the Administrative Agent, for the benefit of the Purchasers, and the other transactions contemplated herein, are in the best interests of the Seller.
(y)    Seller’s Indebtedness. The Seller has no Indebtedness other than Indebtedness arising under this Agreement or the other Transaction Documents.
(z)    Other Representations and Warranties. The Seller has determined that this Agreement is effective to transfer to the Administrative Agent, the Managing Agents and the Purchasers, as assignees of the Seller, the full benefit of and a direct claim against LKQ, as Servicer, and each Originator in respect of each representation or warranty made by LKQ, as Servicer, and each Originator under any Transaction Document.
(aa)    Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions. Policies and procedures have been implemented and are currently maintained by Servicer that are designed to achieve compliance by the Transaction Parties and their respective Subsidiaries with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions, giving due regard to the nature of such

EXHIBIT 2

Person’s business and activities, and each of the Transaction Parties, their respective Subsidiaries and, to the knowledge of the Authorized Officers of each of the Transaction Parties, its respective officers, employees, directors and agents acting in such capacity in connection with or directly benefitting from the credit facility established hereby, are in compliance with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions, in each case in all material respects. None of (a) the Transaction Parties or any of their respective Subsidiaries or, to the knowledge of the Authorized Officers of the Transaction Parties, as applicable, any of their respective directors, officers, employees, or agents that will act in such capacity in connection with or directly benefit from the credit facility established hereby, is a Sanctioned Person, and (b) the Transaction Parties nor any of their respective Subsidiaries is organized or resident in a Sanctioned Country, except, in each case, to the extent such activities or transactions are licensed by the Office of Foreign Assets Control of the U.S. Department of Treasury or otherwise not prohibited under applicable Sanctions. No proceeds of any purchase hereunder shall be used by any Transaction Party in any manner will violate Anti-Terrorism Laws, Anti-Corruption Laws or applicable Sanctions.
(bb)    Beneficial Ownership. As of the Third Amendment Effective Date, the Seller is an entity (other than a bank) (i) whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or have been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange (as used in this clause, a “listed entity”) or (ii) that is organized under the laws of the United States or of any state and at least 51 percent of whose common stock or analogous equity interest is owned by a listed entity and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule.
Representations and Warranties of the Servicer
. The Servicer hereby represents and warrants to the Administrative Agent, the Managing Agents and the Purchasers as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:
(a)    Corporate Existence and Power. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Servicer is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, other than those qualifications, good standings, licenses, authorizations, consents and approvals the absence of which would not reasonably have a Material Adverse Effect.
(b)    Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Servicer is a party has been duly executed and delivered by the Servicer.
(c)    No Conflict. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it other than any contravention or violation which would not reasonably have an Material Adverse Effect, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound

EXHIBIT 2

other than any contravention or violation which would not reasonably have an Material Adverse Effect, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property other than any contravention or violation which would not reasonably have an Material Adverse Effect, and do not result in the creation or imposition of any Adverse Claim on any assets of the Servicer or its Subsidiaries (except as created hereunder) and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(d)    Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder in its capacity as Servicer.
(e)    Actions, Suits. Other than as disclosed on Schedule C, there are no actions, suits or proceedings pending, or to the best of the Servicer’s knowledge, threatened, against or affecting the Servicer, or any of its properties, in or before any court, arbitrator or other body that would reasonably be expected to have a Material Adverse Effect. The Servicer is not in default with respect to any order of any court, arbitrator or governmental body applicable to it or its properties other than defaults which would not reasonably be expected to have a Material Adverse Effect.
(f)    Binding Effect. This Agreement and each other Transaction Document to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer enforceable against the Servicer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)    Accuracy of Information. All information heretofore furnished by the Servicer or any of its Affiliates to the Administrative Agent, any Managing Agent or any Purchaser for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Servicer or any of its Affiliates to the Administrative Agent, any Managing Agent or any Purchaser (including all Monthly Reports) will be, true and accurate in every material respect on the date such information is stated or certified and, when considered as a whole, does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading under the circumstances in which made.
(h)    Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed in all material respects. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV.
(i)    Material Adverse Effect. Since December 31, 2011, no event has occurred that would have a Material Adverse Effect.
(j)    Compliance with Law. The Servicer has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Purchased Receivable, together with the Contract and Invoice related thereto, does not contravene any laws, rules or regulations applicable to the collection and servicing

EXHIBIT 2

thereof (including, without limitation, laws, rules and regulations relating to fair credit billing, fair credit reporting, fair debt collection practices and privacy), unless such contravention would not reasonably be expected to have a Material Adverse Effect. No part of any Contract or Invoice related to any Purchased Receivable is in violation of any such law, rule or regulation, except where such violation would not reasonably be expected to have a Material Adverse Effect.
(k)    Compliance with Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Purchased Receivable and the related Contract and Invoice, and has not made any change to such Credit and Collection Policy, other than as permitted under Section 7.2(c), and in compliance with the notification requirements in Section 7.1(a)(vii).
(l)    Places of Business and Locations of Records. The principal places of business and chief executive office of the Servicer and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a). The Servicer’s Federal Employer Identification Number is correctly set forth on Exhibit III.
ARTICLE VI
CONDITIONS OF PURCHASES
Conditions Precedent to Effectiveness of this Agreement
. This Agreement shall become effective as of the date hereof upon the Administrative Agent and each Managing Agent receiving, in a form and substance reasonably satisfactory to each such Person, on or before the date hereof (i) those documents listed on Schedule B, (ii) the credit approvals necessary for each of the Purchasers to consummate the transactions contemplated by this Agreement and (iii) all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.
Conditions Precedent to All Purchases and Reinvestments
. Each purchase of a Purchaser Interest and each Reinvestment shall be subject to the further conditions precedent that in the case of each such purchase or Reinvestment: (a) the Servicer shall have delivered to the Administrative Agent and each Managing Agent on or prior to the date of such purchase, in form and substance satisfactory to the Administrative Agent and each Managing Agent, all reports as and when due under Section 8.5, (b) the Facility Termination Date shall not have occurred, (c) the Administrative Agent and each Managing Agent shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):
(i)    the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;
(ii)    no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no

EXHIBIT 2

event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event;
(iii)    the Capital invested by each Purchaser does not exceed the Conduit Purchase Limit (in the case of a Conduit) or Commitment (in the case of a Financial Institution); and
(iv)    the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.
It is expressly understood that each Reinvestment shall, unless otherwise directed by the Administrative Agent or any Managing Agent, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of the Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of the Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Administrative Agent, which right may be exercised at any time on demand of the Administrative Agent or any Managing Agent, to rescind the related Reinvestment and direct the Seller to pay to the applicable Managing Agents (for the benefit of the Purchasers in such Managing Agent’s related Purchaser Group) an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.
ARTICLE VII
COVENANTS
Affirmative Covenants of the Seller Parties
. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each of the Seller and the Servicer hereby covenants, as to itself, as set forth below:
(a)    Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Managing Agent (or, in the case of any of the following reporting requirements which are publicly available via EDGAR or on LKQ’s website at http://www.lkqcorp.com, notify the Administrative Agent and each Managing Agent (which may be by e-mail notice or electronic alerts) that such reporting requirement is so available):
(i)    Annual Reporting. Within 90 days after the close of each of its respective fiscal years, (A) in the case of the Servicer, a copy of the audited consolidated balance sheet of LKQ and its consolidated Subsidiaries (or if an LKQ Entity is not the Servicer, then the audited the consolidated balance sheet of the Servicer) as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing, and (B) in the case of the Seller, financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for such fiscal year, certified by an Authorized Officer.

EXHIBIT 2

(ii)    Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years (commencing, in the case of the Servicer, with the fiscal quarter ending September 30, 2012 and, in the case of the Seller, with the fiscal quarter ending March 31, 2013), (A) in the case of the Servicer, unaudited consolidated balance sheet of LKQ and its consolidated Subsidiaries (or if an LKQ Entity is not the Servicer, then the audited consolidated balance sheet of the Servicer) as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by an Authorized Officer as fairly presenting in all material respects the financial condition of LKQ and its consolidated Subsidiaries (or if an LKQ Entity is not the Servicer, then the Servicer and its consolidated Subsidiaries) during such period (subject to normal year end audit adjustments), and (B) in the case of the Seller, unaudited financial statements of Seller as at the close of each such period (which shall include balance sheets, statements of income and retained earnings, and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter) certified by an Authorized Officer.
(iii)    Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by such Person’s Authorized Officer, as applicable, and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
(iv)    Shareholders Statements and Reports. Within five (5) days after the furnishing thereof to the shareholders of LKQ, copies of all financial statements, reports and proxy statements so furnished.
(v)    S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and reports which LKQ or any of its Subsidiaries files with the Securities and Exchange Commission.
(vi)    Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Administrative Agent or any Managing Agent, copies of the same.
(vii)    Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Purchased Receivables or decrease the credit quality of any newly created Purchased Receivables, requesting each Managing Agent’s consent thereto.
(viii)    Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as the Administrative Agent or any Managing Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, any Managing Agent or any Purchaser under or as contemplated by this Agreement.

EXHIBIT 2

(b)    Notices. Such Seller Party will notify the Administrative Agent and each Managing Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i)    Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.
(ii)    Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
(iii)    Termination Date. The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.
(iv)    Defaults Under Other Agreements. The occurrence of a default or an event of default under any other material financing arrangement pursuant to which such Seller Party is a debtor or an obligor.
(v)    Downgrade of LKQ. Any downgrade in the rating of any Indebtedness of LKQ by Standard & Poor’s Ratings Group or by Moody’s Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change.
(vi)    Appointment of Independent Director. The decision to appoint a new director of the Seller as the “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.”
(c)    Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, unless the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, unless the failure to so preserve, maintain or qualify would not reasonably be expected to have a Material Adverse Effect.
(d)    Audits. Such Seller Party will (and will cause the Originators to) furnish to the Administrative Agent and each Managing Agent from time to time such information with respect to it and the Purchased Receivables as the Administrative Agent or any Managing Agent may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Administrative Agent or any Managing Agent upon reasonable notice and at the sole cost of such Seller Party, permit the Administrative Agent or such Managing Agent, or any of their respective agents or representatives (and will cause the Originators to permit the Administrative Agent or any Managing Agent or any of their respective agents or representatives) to (i) examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Purchased Receivables and the Related Security, including, without limitation, the related Contracts and Invoices, and (ii) visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Purchased Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under

EXHIBIT 2

the Contracts and Invoices and, in each case, with any of the officers or employees of such Person having knowledge of such matters; provided that such Seller Party shall not be required to pay for the costs of such audit if (A) collectively, the Seller Parties have paid the costs of at least one (1) other audit occurring during the twelve (12) month period immediately preceding such audit, (B) no Amortization Event has occurred and (C) the results of the Administrative Agent’s or any Managing Agent’s previous audits were reasonably acceptable to the Agent.
(e)    Keeping and Marking of Records and Books.
(i)    The Servicer will (and will cause the Originators to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Purchased Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause the Originators to) give the Administrative Agent and each Managing Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.
(ii)    Such Seller Party will (and will cause the Originators to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests purchased hereunder with a legend, acceptable to the Administrative Agent, describing the sale of such Purchaser Interests (or, if any master data processing records cannot be marked with a legend, mark the related physical records with such a stamped legend no less frequently than monthly) and (B) upon the request of the Administrative Agent or any Managing Agent at any time following the occurrence of an Amortization Event, (x) mark each Invoice which constitutes chattel paper or an instrument with a legend describing the sale of the Purchaser Interests and (y) deliver to the Administrative Agent copies of all Contracts and Invoices (including, without limitation, all multiple originals of any such Invoice which constitutes chattel paper or an instrument) relating to the Receivables Assets.
(f)    Compliance with Contracts and Credit and Collection Policy. Such Seller Party will (and will cause the Originators to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables Assets, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Purchased Receivable and the related Contract and Invoice.
(g)    Performance and Enforcement of Receivables Sale Agreement. The Seller will, and will require the Originators to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to the Seller under the Receivables Sale Agreement. The Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Purchasers as assignees of the Seller) under the Receivables Sale Agreement as the Administrative Agent or any Managing Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

EXHIBIT 2

(h)    Ownership. The Seller will (or will cause the Originators to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections contributed or purchased or purported to be contributed or purchased under the Receivables Sale Agreement (the “Purchased Receivables”) irrevocably in the Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent, the Managing Agents and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect or protect the Seller’s interest in such Receivables, Related Security and Collections and such other action, to perfect, protect or more fully evidence the interest of the Seller therein as the Administrative Agent or any Managing Agent may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Managing Agents and the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables Assets to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Managing Agents and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Managing Agents and the Purchasers) interest in such Receivables Assets and such other action, to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Managing Agents and the Purchasers as the Administrative Agent or any Managing Agent may reasonably request).
(i)    Purchasers’ Reliance. The Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon the Seller’s identity as a legal entity that is separate from LKQ and any of its Affiliates (collectively, the “LKQ Entities” and each a “LKQ Entity”). Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent, any Managing Agent or any Purchaser may from time to time reasonably request, to maintain the Seller’s identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of any LKQ Entity and not just a division of any LKQ Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller will:
(i)    conduct its own business in its own name and require that all full-time and part-time employees of the Seller, if any, identify themselves as such and not as employees of any LKQ Entity (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Seller’s employees);
(ii)    compensate all employees, consultants and agents directly, from the Seller’s own funds, for services provided to the Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of any LKQ Entity, allocate the compensation of such employee, consultant or agent between the Seller and such LKQ Entity, as applicable, on a basis that reflects the services rendered to the Seller and such LKQ Entity, as applicable;
(iii)    clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of a LKQ Entity, the Seller shall lease such office at a fair market rent;

EXHIBIT 2

(iv)    have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;
(v)    conduct all transactions with each LKQ Entity strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller and such LKQ Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;
(vi)    at all times have a Board of Directors consisting of at least three members, at least one member of which is an Independent Director;
(vii)    observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of the Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);
(viii)    maintain the Seller’s books and records separate from those of any LKQ Entity and otherwise readily identifiable as its own assets rather than assets of any LKQ Entity;
(ix)    prepare its financial statements separately from those of any LKQ Entity and insure that any consolidated financial statements of any LKQ Entity that include the Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that the Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Seller;
(x)    except as herein specifically otherwise provided, on and after October 1, 2012, maintain the funds or other assets of the Seller separate from, and not commingled with, those of any LKQ Entity and only maintain bank accounts or other depository accounts to which the Seller alone is the account party, into which the Seller alone makes deposits and from which the Seller alone (or the Servicer or the Administrative Agent hereunder) has the power to make withdrawals;
(xi)    pay all of the Seller’s operating expenses from the Seller’s own assets (except for certain payments by a LKQ Entity or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));
(xii)    operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Originators thereunder for the purchase of Receivables from the Originators under the

EXHIBIT 2

Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;
(xiii)    maintain its company charter in conformity with this Agreement, such that (A) it does not amend, restate, supplement or otherwise modify its Certificate of Formation or operating agreement in any respect that would materially impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement; and (B) its operating agreement, at all times that this Agreement is in effect, provides for (1) not less than ten (10) days’ prior written notice to the Administrative Agent and each Managing Agent of the replacement or appointment of any manager that is to serve as an Independent Director for purposes of this Agreement, (2) the condition precedent to giving effect to such replacement or appointment that the Seller certify that the designated Person satisfied the criteria set forth in the definition herein of “Independent Director” and (3) each Managing Agent’s written acknowledgement that in its reasonable judgment the designated Person satisfies the criteria set forth in the definition herein of “Independent Director;”
(xiv)    maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of each Managing Agent;
(xv)    maintain its company separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;
(xvi)    maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and
(xvii)    take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Sheppard Mullin Richter & Hampton LLP, as counsel for the Seller, on September 28, 2012 and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.
(j)    Collections. Such Seller Party will cause (i) all Collections to be remitted to either a Lock-Box or a Collection Account, (ii) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (iii) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables Assets are remitted directly to the Seller or any Affiliate of the Seller, the Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, the Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Administrative Agent,

EXHIBIT 2

the Managing Agents and the Purchasers. The Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement.
(k)    Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Seller Party. The Seller will pay when due any taxes payable in connection with the Purchased Receivables, exclusive of taxes on or measured by income or gross receipts of any Conduit, the Administrative Agent, any Managing Agent or any Financial Institution, except where the amount or validity of such taxes is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Seller.
(l)    Insurance. The Seller will maintain in effect, or cause to be maintained in effect, at the Seller’s own expense, such casualty and liability insurance as the Seller shall deem appropriate in its good faith business judgment.
(m)    Payment to Originators. With respect to any Receivable purchased by the Seller from any Originator, such sale shall be effected under, and in strict compliance with the terms of, the applicable Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the applicable Originator in respect of the purchase price for such Receivable.
(n)    Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions. Servicer shall maintain and enforce policies and procedures that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance, in the reasonable judgment of Servicer, by the Seller Party, each Originator and each of their respective Subsidiaries and their respective directors, officers, and employees with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions, in each case giving due regard to the nature of such Person’s business and activities.
(o)    USA Patriot Act. Each Financial Institution that is subject to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Seller that it is required to obtain, verify and record information that identifies the Seller, which information includes the name, address, tax identification number and other information that will allow the Administrative Agent to identify the Seller in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Promptly following any request therefor, the Seller shall deliver to the Administrative Agent all documentation and other information required by bank regulatory authorities requested by the Administrative Agent for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Rule or other applicable anti-money laundering laws, rules and regulations.
(p)    Beneficial Ownership Rule. Promptly following any change that would result in a change to the status of the Seller as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, the Seller shall execute and deliver to the Administrative Agent a Certification of

EXHIBIT 2

Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent.
Negative Covenants of the Seller Parties
. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each of the Seller and the Servicer hereby covenants, as to itself, that:
(a)    Name Change, Offices and Records. Such Seller Party will not (and will not permit any Originator to) change its name (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or its identity, corporate or company structure, jurisdiction of organization, or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Administrative Agent and each Managing Agent at least thirty (30) days’ prior written notice thereof, (ii) delivered to the Administrative Agent and each Managing Agent all financing statements, instruments and other documents requested by the Administrative Agent or any Managing Agent in connection with such change so that the Administrative Agent, for the benefit of itself, the Managing Agents and the Purchasers, continues to have a first priority, perfected ownership or security interest in the Receivables Assets, and (iii) in the case of a change of the jurisdiction of organization, delivered to the Administrative Agent and each Managing Agent an opinion of counsel in form and substance satisfactory to the Administrative Agent and each Managing Agent, as to such organization and the applicable Seller Party’s or the applicable Originator’s valid existence and good standing and the perfection and priority of the Administrative Agent’s ownership or security interest in the Receivables Assets.
(b)    Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent and each Managing Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.
(c)    Modifications to Contracts, Invoices and Credit and Collection Policy. Such Seller Party will not, and will not permit any Originator to, amend, modify or otherwise make any change to the Credit and Collection Policy or any Contract or Invoice that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(c), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Purchased Receivable or any Invoice related thereto other than in accordance with the Credit and Collection Policy without the prior written consent of each Managing Agent in compliance with the notification requirements in Section 7.1(a)(vii).
(d)    Sales, Liens. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Purchased Receivable, or upon or with respect to any Contract or Invoice under which any Purchased Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive

EXHIBIT 2

income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent, the Managing Agents and the Purchasers provided for herein), and the Seller will defend the right, title and interest of the Administrative Agent, the Managing Agents and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Seller or any Originator. The Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, the financing or lease of which gives rise to any Receivable.
(e)    Net Receivables Balance. At no time prior to the Amortization Date shall the Seller permit the Net Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves.
(f)    Termination Date Determination. The Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Administrative Agent and each Managing Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 6.2 of the Receivables Sale Agreement.
(g)    Restricted Junior Payments. From and after the occurrence of any Amortization Event, the Seller will not make any Restricted Junior Payment if, after giving effect thereto, the Seller would fail to meet its obligations set forth in Section 7.1 (i)(xvi) or 7.2(e).
(h)    Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions. Such Seller Party shall not (and will not permit any Originator to) use directly or indirectly, and each Seller Party shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use directly or indirectly, the proceeds of any purchase hereunder, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Terrorism Laws or Anti-Corruption Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any party hereto under any applicable Sanctions or the violation of any Sanctions by any such Person.
ARTICLE VIII
ADMINISTRATION AND COLLECTION
Designation of the Servicer
.
(a)    The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. LKQ is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. At any time following the occurrence of an Amortization Event, the Administrative Agent may, and shall, at the direction of any Managing Agent, at any time upon at least five (5) Business Days’ notice designate as the Servicer any Person to succeed LKQ or any successor Servicer.
(b)    Without the prior written consent of the Administrative Agent, LKQ shall not be permitted to delegate any of its duties or responsibilities as the Servicer to any Person other

EXHIBIT 2

than (i) an Originator with respect to the Receivables originated by it, and (ii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. None of the Originators shall be permitted to further delegate to any other Person. If at any time, in accordance with Section 8.1(a), the Administrative Agent shall designate as the Servicer any Person other than LKQ, all duties and responsibilities theretofore delegated by LKQ to any Originator may, at the discretion of the Administrative Agent, and shall, at the direction of any Managing Agent, be terminated forthwith on notice given by the Administrative Agent to LKQ.
(c)    Notwithstanding the foregoing subsection (b), (i) The Servicer shall be and remain primarily liable to the Administrative Agent, the Managing Agents and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Administrative Agent, the Managing Agents and the Purchasers shall be entitled to deal exclusively with Person serving as Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Administrative Agent, the Managing Agents and the Purchasers shall not be required to give notice, demand or other communication to any Person other than the Servicer in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. LKQ, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.
Duties of Servicer
. (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.
(b)    The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall enter into a Collection Account Agreement substantially in the form of Exhibit VI (or such other form reasonably acceptable to the Administrative Agent) with each Collection Bank. The Seller and the Servicer shall not deposit or otherwise credit, on or after October 1, 2012, and shall not permit any other Person to deposit or otherwise credit to any Collection Account any cash or payment item other than Collections; provided, however, that it is acknowledged that, from time to time, there may be de-minimus amounts that are deposited in the Collection Account that are not Collections so long as (i) the Servicer, the Originator, and the Seller maintain books and records which clearly establish the amounts on deposit in such accounts that relate to Purchased Receivables and amounts that do not relate to Purchased Receivables (the “Unrelated Funds”), and the Seller will identify and remit the Unrelated Funds (or will cause all such Unrelated Funds to be identified and remitted) out of the Collection Account to the appropriate Person or account within two (2) Business Days following receipt thereof and (ii) the Unrelated Funds deposited in a Collection Account during any calendar month shall not exceed five percent (5.0%) of the aggregate monthly Collections on the Purchased Receivables. In the case of any remittances received in any Lock-Box or Collection Account that do not constitute Collections or other proceeds of the Purchased Receivables, including without limitation, the Unrelated Funds, the Servicer shall promptly remit such items to the owner of such remittances.
(c)    The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of the Seller and the Purchasers their respective shares of the Collections of the Receivables Assets in accordance with Article II. The Servicer shall, upon the request of the Administrative Agent, segregate, in a manner acceptable to the Administrative Agent, all cash, checks and other

EXHIBIT 2

instruments received by it from time to time constituting Collections of the Receivables Assets from the general funds of the Servicer or the Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections of the Receivables Assets pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables Assets set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.
(d)    The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Purchased Receivable or adjust the Outstanding Balance of any Purchased Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Purchased Receivable as a Defaulted Receivable or limit the rights of the Administrative Agent, the Managing Agents or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivables Asset or to foreclose upon or repossess any Related Security.
(e)    The Servicer shall hold in trust for the Seller and the Purchasers all Records that (i) evidence or relate to the Purchased Receivables, the related Contracts, Invoices and Related Security or (ii) are otherwise necessary or desirable to collect the Purchased Receivables and shall, as soon as practicable upon demand of the Administrative Agent or any Managing Agent, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to the Seller any cash collections or other cash proceeds received with respect to indebtedness owed to the Seller not constituting Purchased Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.
(f)    Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
Collection Notices
. The Administrative Agent is authorized at any time after the occurrence of an Amortization Event, in accordance with the applicable Collection Account Agreements, to date and to deliver to the Collection Banks the Collection Notices. The Seller hereby transfers to the Administrative Agent for the benefit of the Purchasers, exclusive control of each Lock-Box and the Collection Accounts. In case any authorized signatory of the Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled to, at any time after the occurrence of an Amortization Event, (i) endorse the Seller’s name on checks and other instruments representing Collections of Receivables Assets, (ii) enforce the Receivables, the related Contracts, Invoices and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting

EXHIBIT 2

Collections of Receivables Assets to come into the possession of the Administrative Agent rather than the Seller.
Responsibilities of the Seller
. Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent, any Managing Agent or any Purchaser of its rights hereunder shall not release the Servicer, any Originator or the Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts or Invoices. None of the Administrative Agent, the Managing Agents or the Purchasers shall have any obligation or liability with respect to any Receivables or related Contracts or Invoices, nor shall any of them be obligated to perform the obligations of the Seller.
Reports
. The Servicer shall prepare and forward to the Administrative Agent and each Managing Agent:
(i)    (A)    on the eighteenth (18th) calendar day of each month (or if such day is not a Business Day, on the next succeeding Business Day) (each such date, a “Monthly Reporting Date”) and at such times as the Administrative Agent or any Managing Agent shall request, a Monthly Report; and
(B)    at such times as the Administrative Agent or any Managing Agent shall have reasonable cause to make such request, a Weekly Report covering the period from and including Monday of the preceding week to but excluding Monday of such week; and
(ii)    at such times as the Administrative Agent or any Managing Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.
Servicing Fees
. In consideration of LKQ’s agreement to act as the Servicer hereunder, the Purchasers hereby agree that, so long as LKQ shall continue to perform as the Servicer hereunder, LKQ shall be entitled to receive a fee (the “Servicing Fee”) on each Settlement Date, in arrears for the immediately preceding month, equal to the Servicing Fee Rate multiplied by the Net Receivables Balance during such period, as compensation for its servicing activities.
ARTICLE IX
AMORTIZATION EVENTS
Amortization Events
. The occurrence of any one or more of the following events shall constitute an Amortization Event:
(a)    Any Seller Party shall fail (i) to make any payment or deposit required hereunder when due and such failure shall continue for two (2) consecutive Business Days, or (ii) to perform or observe any term, covenant or agreement hereunder or under any other Transaction Document (other than as referred to in clause (i) of this paragraph (a) or in Section 7.1(f)(ii)) and such failure shall continue for fifteen (15) consecutive Business Days.

EXHIBIT 2

(b)    Any representation or warranty made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made or any certification or statement made by any Seller Party in connection with the foregoing shall prove to have been incorrect in any respect when made or deemed made.
(c)    Failure of (A) the Seller to pay any Indebtedness when due; or (B) the Servicer, any Originator or any of their respective Subsidiaries (other than the Seller) to (i) pay any Indebtedness when due, which individually or together with other such Indebtedness as to which any such failures exists has an aggregate outstanding principal amount in excess of $50,000,000 (hereinafter, “Material Indebtedness”), or (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created, or (iii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable.
(d)    (i) Any Seller Party, any Originator or any of their respective Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Seller Party, any Originator or any of their respective Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (iii) any Seller Party, any Originator or any of their respective Subsidiaries shall take any corporate, company or partnership action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).
(e)    The aggregate Purchaser Interests of the Purchasers shall exceed 100% at the end of three (3) consecutive Business Days.
(f)    As at the end of any calendar month:
(i)    the average of the Default Ratios as at the end of such month and the two preceding months shall exceed 6.0%;
(ii)    the average of the Dilution Ratios as at the end of such month and the two preceding months shall exceed 1.0%; or
(iii)    the average of the Loss Ratios as at the end of such month and the two preceding months shall exceed 3.0%.
(g)    A Change of Control shall occur.
(h)    (i) One or more final judgments for the payment of money shall be entered against the Seller or (ii) one or more final judgments for the payment of money in an amount of

EXHIBIT 2

$50,000,000 or more individually or in the aggregate, shall be entered against the Servicer, any Originator or any of their respective Subsidiaries (other than the Seller) on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for forty-five (45) consecutive days without a stay of execution.
(i)    The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of the Seller or the Originator and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller, the Originator or any Subsidiaries of the Originator.
(j)    (i) The “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement, (ii) the Seller or any Originator shall cease to perform any of their respective material obligations and undertakings under and pursuant to the Receivables Sale Agreement or shall fail to vigorously enforce the rights and remedies accorded under the Receivables Sale Agreement after the occurrence of such failure, or (iii) any Originator shall for any reason cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Seller under the Receivables Sale Agreement.
(k)    This Agreement or the Receivables Sale Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Seller, the Servicer or any Originator to the extent a party thereto, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Managing Agents and the Purchasers shall cease to have a valid and perfected first priority ownership or security interest in the Receivables Assets and the Collection Accounts.
(l)    Any Person shall be appointed as an Independent Director of the Seller without prior notice thereof having been given to the Administrative Agent and each Managing Agent in accordance with Section 7.1(b)(vi) or without the written acknowledgement by the Administrative Agent and each Managing Agent that such Person conforms, to the satisfaction of the Administrative Agent, with the criteria set forth in the definition herein of “Independent Director.”
Remedies
. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, or upon the direction of any Managing Agent shall, take any of the following actions: (i) replace the Person then acting as the Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchasers’ interest in the Receivables Assets. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent, the Managing Agents and the Purchasers otherwise

EXHIBIT 2

available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.
ARTICLE X
INDEMNIFICATION
Indemnities by The Seller Parties
. Without limiting any other rights that the Administrative Agent, any Managing Agents or any Purchaser may have hereunder or under applicable law, (A) the Seller hereby agrees to indemnify (and pay upon demand to) the Administrative Agent, each Managing Agent and each Purchaser and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Administrative Agent, such Managing Agent or Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement, any other Transaction Document or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of its activities as the Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):
(i)    Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(ii)    Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or
(iii)    taxes imposed by the United States, by the jurisdiction in which such Indemnified Party’s principal executive office is located, or by any other jurisdiction where such Indemnified Party has established a taxable nexus other than in connection with the transactions contemplated by this Agreement, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as either a purchase of assets or as a loan or loans by the Purchasers to the Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections, but not including any such taxes resulting from the adoption after the date hereof of any law or any amendment or change in the interpretation of any existing or future law that subjects such Indemnified Party to taxes that would not be imposed by any law or the interpretation thereof existing on the date hereof (except for changes in the rate of such taxes);
provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of any Indemnified Party to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Seller and the Servicer shall indemnify the

EXHIBIT 2

Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Seller or the Servicer) relating to or resulting from:
(i)    any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;
(ii)    the failure by the Seller, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable, Contract or Invoice related thereto, or the nonconformity of any Receivable, Contract or Invoice included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract or Invoice;
(iii)    any failure of the Seller, the Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv)    any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract, Invoice or any Receivable;
(v)    any dispute, claim, offset or defense (other than discharge in bankruptcy or other similar proceeding of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Invoice or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms (other than as a result of bankruptcy or other similar proceeding), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;
(vi)    the commingling of Collections of Receivables at any time with other funds;
(vii)    any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to the Seller, the Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(viii)    any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix)    any Amortization Event described in Section 9.1(d);
(x)    any failure of the Seller to acquire and maintain, subject to the rights of the Administrative Agent, Managing Agents, and Purchasers hereunder, legal and equitable title to, and ownership of any Purchased Receivable from the applicable Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of the Seller to

EXHIBIT 2

give reasonably equivalent value to an Originator under the applicable Receivables Sale Agreement in consideration of the transfer by such Originator of any Purchased Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
(xi)    any failure to vest and maintain vested in the Administrative Agent for the benefit of the Managing Agents and the Purchasers, or to transfer to the Administrative Agent for the benefit of the Managing Agents and the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided interest ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables Assets, free and clear of any Adverse Claim (except as created by the Transaction Documents);
(xii)    the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws;
(xiii)    any action or omission by any Seller Party which reduces or impairs the rights of the Administrative Agent, the Managing Agents or the Purchasers with respect to any Receivable or the value of any such Receivable;
(xiv)    any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and
(xv)    the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included and calculated.
Increased Cost and Reduced Return
. (a) If any Regulatory Change (i) subjects any Purchaser or any Funding Source to any charge or withhold-ing on or with respect to any Funding Agreement or this Agreement or a Purchaser’s or Funding Source's obligations under a Funding Agreement or this Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser or any Funding Source of any amounts payable under any Funding Agreement or this Agreement (except for changes in the rate of tax on the overall net income of a Purchaser or Funding Source or taxes excluded by Section 10.1) or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax (except for taxes excluded by Section 10.1), insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of a Funding Source or a Purchaser, or credit extended by a Funding Source or a Purchaser pursuant to a Funding Agreement or this Agreement or (iii) imposes any other condition the result of which is to increase the cost to a Funding Source or a Purchaser of performing its obligations under a Funding Agreement or this Agreement, or to reduce the rate of return on a Funding Source's or Purchaser’s capital as a consequence of its obligations under a Funding Agreement or this Agreement, or to reduce the amount of any sum received or receivable by a Funding Source or a Purchaser under a Funding Agreement or this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, the applicable Managing Agent shall notify the Seller of such Regulatory Change and upon demand by such Managing Agent, the Seller shall pay to such Managing Agent (for the benefit of the relevant Funding Source or Purchaser), such amounts charged to such Funding Source or Purchaser or such amounts to otherwise compensate such Funding Source or such Purchaser for such increased cost or such reduction; provided that

EXHIBIT 2

such Managing Agent shall provide the Seller with at least ten (10) Business Days’ prior notice of any amounts payable under clause (iii) above. The term “Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, or (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided that, for purposes of this definition, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (z) the United States bank regulatory rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modification to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted on December 15, 2009 and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.
(b)    A certificate of the applicable Purchaser or Funding Source setting forth in reasonable detail the amount or amounts payable to such Purchaser or Funding Source pursuant to paragraph (a) of this Section 10.2 and explaining the manner (including calculations) in which such amount was determined, shall be delivered to the Seller and shall be presumptive but rebuttable evidence.
Other Costs and Expenses
. Subject to the proviso in Section 7.1(d), the Seller shall pay to the Administrative Agent, each Managing Agent, and each Purchaser on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of such Person’s auditors auditing the books, records and procedures of the Seller, rating agency fees, reasonable fees and out-of-pocket expenses of outside legal counsel for such Person with respect thereto and with respect to advising such Person as to their respective rights and remedies under this Agreement; provided, however, that other than following the occurrence and during the continuation of an Amortization Event, with respect to any travel related costs, the Administrative Agent and each Managing Agent and Purchaser hereby agree to only incur such costs in compliance with the Seller’s travel policy, as in effect and provided in writing to the Administrative Agent, each Managing Agent and Purchaser from time to time, and the Seller shall not be liable for any such costs not incurred in compliance with such travel policy. The Seller shall pay to the Administrative Agent and Managing Agents (for the account of the Administrative Agent or such Managing Agents and their related Purchasers, as applicable) on demand any and all reasonable costs and expenses of the Administrative Agent, the Managing Agents and the Purchasers, including reasonable outside counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

EXHIBIT 2

ARTICLE XI
THE MANAGING AGENTS AND THE ADMINISTRATIVE AGENT
Authorization and Action
. Each Purchaser hereby (i) designates and appoints ~~BTMU~~MUFG to act as its administrative agent hereunder and under each other Transaction Document, (ii) designates and appoints its related Managing Agent as its managing agent, and (iii) authorizes the Administrative Agent and such Managing Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Managing Agent, as applicable, by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any Managing Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent or any Managing Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Administrative Agent or any Managing Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Administrative Agent and each Managing Agent shall act solely as agent for the Purchasers designating such agent and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns. Neither the Administrative Agent nor any Managing Agent shall be required to take any action that exposes such Person to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Administrative Agent and the Managing Agents hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Purchaser hereby authorizes the Administrative Agent to execute each of the Collection Account Agreements on behalf of such Purchaser (the terms of which shall be binding on such Purchaser). Each Purchaser hereby authorizes its related Managing Agent to execute the Fee Letter on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).
Delegation of Duties
. The Administrative Agent and the Managing Agents may execute any of their respective duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor any Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Exculpatory Provisions
. None of the Administrative Agent, the Managing Agents, or any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller

EXHIBIT 2

Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. Neither the Administrative Agent nor any Managing Agent shall be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. Neither the Administrative Agent nor any Managing Agent shall be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Administrative Agent or such Managing Agent, as applicable has received notice from the Seller or a Purchaser. No Managing Agent shall have any responsibility hereunder to any Purchaser other than the Purchasers in its Purchaser Group.
Reliance by the Administrative Agent and the Managing Agents
. The Administrative Agent and the Managing Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller), independent accountants and other experts selected by the Administrative Agent or any Managing Agent. Each of the Administrative Agent and each Managing Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the related Purchaser Group Conduit or the Required Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Administrative Agent or such Managing Agent shall have received such advice, the Administrative Agent or such Managing Agent may take or refrain from taking any action, as the Administrative Agent or such Managing Agent shall deem advisable and in the best interests of the Purchasers. The Administrative Agent and the Managing Agents shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of its related Purchaser Group or the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.
Non-Reliance on the Administrative Agent, the Managing Agents and Other Purchasers
. Each Purchaser expressly acknowledges that none of the Administrative Agent, the Managing Agents, or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Managing Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Managing Agent. Each Purchaser represents and warrants to the Administrative Agent and the Managing Agents that it has and will, independently and without reliance upon the Administrative Agent, any Managing Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.
Reimbursement and Indemnification

EXHIBIT 2

. The Financial Institutions agree to reimburse and indemnify the Administrative Agent and the Financial Institutions in each Purchaser Group agree to reimburse and indemnify the Managing Agent for such Purchaser Group, and their respective officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Administrative Agent or such Managing Agent, acting in its capacity as an Administrative Agent or a Managing Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Administrative Agent, in its capacity as Administrative Agent, or any Managing Agent, acting in its capacity as a Managing Agent and acting on behalf of its related Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.
Administrative Agent and Managing Agents in their Individual Capacity
. The Administrative Agent, each Managing Agent and each of their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller or any Affiliate of the Seller as though it were not the Administrative Agent or a Managing Agent hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Administrative Agent and each Managing Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Administrative Agent or a Managing Agent, and the terms “Financial Institution,” “Purchaser,” “Financial Institutions” and “Purchasers” shall include the Agent in its individual capacity, as applicable.
Successor Administrative Agent
. The Administrative Agent may, upon five days’ notice to the Seller and the Purchasers, and the Administrative Agent will, upon the direction of all of the Purchasers (other than the Administrative Agent, in its individual capacity) resign as Administrative Agent. If the Administrative Agent shall resign, then the Required Financial Institutions during such five-day period shall appoint from among the Purchasers a successor administrative agent. If for any reason no successor Administrative Agent is appointed by the Required Financial Institutions during such five-day period, then effective upon the termination of such five-day period, the Managing Agents shall perform all of the duties of the Administrative Agent hereunder and under the other Transaction Documents with respect to its Purchaser Group and the Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids that would otherwise be payable directly to the Administrative Agent directly to the applicable Managing Agents and for all purposes shall deal directly with the Managing Agents as they would the Administrative Agent. The Seller Parties shall have thirty (30) days after the appointment of a new Administrative Agent (or, if no successor Administrative Agent shall be appointed, thirty-five (35) days after the Administrative Agent’s resignation), to transfer valid and perfected first priority ownership and security interests in the Receivables Assets and Collection Accounts to the successor Administrative Agent or Managing Agents, as the case may be, and during such period or until such interests are transferred if prior to the end of such period, the resigning Administrative Agent shall continue to hold such interests for the benefit of the Purchasers. After the effectiveness of any retiring Administrative Agent’s resignation hereunder as Administrative Agent and the transfer of the interests or expiration of the period as described in the immediately preceding sentence, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and under the other Transaction Documents.

EXHIBIT 2

Successor Managing Agent
. A Managing Agent may, upon five- days’ notice to the Seller, the Administrative Agent and the Purchasers in its Purchaser Group, and a Managing Agent will, upon the direction of all of the Purchasers in such Managing Agent’s Purchaser Group (other than such Managing Agent, in its individual capacity) resign as Managing Agent. If a Managing Agent shall resign, then the Financial Institutions in such Purchaser Group during such five-day period shall appoint from among such Financial Institutions a successor managing agent. If for any reason no successor Managing Agent is appointed by such Financial Institutions during such five-day period, then effective upon the termination of such five-day period, the Purchasers in such Purchaser Group shall perform all of the duties of the resigning Managing Agent hereunder and under the other Transaction Documents and the Seller and the Servicer and the Administrative Agent (as applicable) shall make all payments in respect of the Aggregate Unpaids that would otherwise be payable to the Managing Agents directly to the applicable Purchasers and for all purposes shall deal directly with such Purchasers as they would the Managing Agents. After the effectiveness of any retiring Managing Agent’s resignation hereunder, the retiring Managing Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was a Managing Agent under this Agreement and under the other Transaction Documents.
ARTICLE XII
ASSIGNMENTS; PARTICIPATIONS
Assignments
(a)    The Seller and each Financial Institution hereby agree and consent to the complete or partial assignment by a Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement to (i) the Financial Institutions in such Conduit’s Purchaser Group pursuant to a Liquidity Agreement or (ii) any other Eligible Assignee, and upon such assignment, such Conduit shall be released from its obligations so assigned. Further, the Seller and each Financial Institution hereby agree that any assignee of any Conduit of this Agreement or all or any of the Purchaser Interests of such Conduit shall have all of the rights and benefits under this Agreement as if the term “Conduit” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of such Conduit hereunder. Neither the Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.
(b)    Any Financial Institution may at any time and from time to time assign to one or more Eligible Assignee (“Purchasing Financial Institutions”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Purchasing Financial Institution and such selling Financial Institution. The consent of the Conduits in such Financial Institution’s Purchaser Group shall be required prior to the effectiveness of any such assignment. Each assignee of a Financial Institution must (i) have a short-term debt rating of A-1 or better by S&P and P-1 by Moody’s and (ii) agree to deliver to the Administrative Agent and the related Managing Agent, promptly following any request therefor by the Managing Agent for its Purchaser Group or the affected Conduits, an enforceability opinion in form and substance satisfactory to such Managing Agent and such Conduit or Conduits. Upon delivery of the executed Assignment Agreement to the related Managing Agent and the Administrative Agent, such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment.

EXHIBIT 2

Thereafter the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by the Seller, the Purchasers, the Managing Agents or the Administrative Agent shall be required.
Participations
. Any Financial Institution may, in the ordinary course of its business, at any time sell to one or more Persons (each a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of such Financial Institutions or any other interest of such Financial Institution hereunder. Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution’s rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and the Conduits, the Managing Agents, the Administrative Agent and the Seller shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution’s rights and obligations under this Agreement. Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 13.1(b)(i).
Additional Purchaser Groups
. Upon the Seller’s request with approval of the Administrative Agent and each Managing Agent, an additional Purchaser Group may be added to this Agreement at any time by the execution and delivery of a Joinder Agreement by the members of such proposed additional Purchaser Group, the Seller, the Servicer, the Administrative Agent and each Managing Agent. Upon the effective date of such Joinder Agreement, (i) each Person specified therein as a “Conduit” shall become a party hereto as a Conduit, entitled to the rights and subject to the obligations of a Conduit hereunder, (ii) each Person specified therein as a “Financial Institution” shall become a party hereto as a Financial Institution, entitled to the rights and subject to the obligations of a Financial Institution hereunder, (iii) each Person specified therein as a “Managing Agent” shall become a party hereto as a Managing Agent, entitled to the rights and subject to the obligations of a Managing Agent hereunder and (iv) the Purchase Limit shall be increased by an amount equal to the aggregate Commitments of the Financial Institutions party to such Joinder Agreement.
Non-Renewing Financial Institutions
(a)    Each Financial Institution hereby agrees to deliver written notice to the Managing Agent in its Purchaser Group not more than 30 Business Days and not less than 5 Business Days prior to the Liquidity Termination Date indicating whether such Financial Institution intends to renew its Commitment hereunder. If any Financial Institution fails to deliver such notice on or prior to the date that is 5 Business Days prior to the Liquidity Termination Date, such Financial Institution will be deemed to have declined to renew its Commitment (each Financial Institution which has declined or has been deemed to have declined to renew its Commitment hereunder, a “Non-Renewing Financial Institution”). The Managing Agent in such Financial Institution’s Purchaser Group shall promptly notify the Conduits in the related Purchaser Group of each Non-Renewing Financial Institution and each such Conduit, in its sole discretion, may (i) to the extent of Commitment Availability, declare that such Non-Renewing Financial Institution’s Commitment shall, to such extent, automatically terminate on a date specified by such Conduit on or before the Liquidity Termination Date or (ii) upon one (1) Business Day’s notice to such Non-Renewing

EXHIBIT 2

Financial Institution assign to such Non-Renewing Financial Institution on a date specified by such Conduit its ratable share of the aggregate Purchaser Interests then held by the Conduit, subject to, and in accordance with, a Liquidity Agreement. The parties hereto expressly acknowledge that any declaration of the termination of any Commitment, any assignment pursuant to this Section 12.4 and the order of priority of any such termination or assignment among Non-Renewing Financial Institutions shall be made by the Conduits in the related Purchaser Group in their sole and absolute discretion.
(b)    Upon any assignment to a Non-Renewing Financial Institution as provided in this Section 12.4, any remaining Commitment of such Non-Renewing Financial Institution shall automatically terminate. Upon reduction to zero of the Capital of all of the Purchaser Interests of a Non-Renewing Financial Institution (after application of Collections thereto pursuant to Sections 2.2 and 2.4) all rights and obligations of such Non-Renewing Financial Institution hereunder shall be terminated and such Non-Renewing Financial Institution shall no longer be a “Financial Institution” hereunder; provided, however, that the provisions of Article X shall continue in effect for its benefit with respect to Purchaser Interests held by such Non-Renewing Financial Institution prior to its termination as a Financial Institution.
Section 12.5    Federal Reserve
. Notwithstanding any other provision of this Agreement to the contrary, any Financial Institution may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Financial Institution to a Federal Reserve Bank, without notice to or consent of the Seller, the Administrative Agent, the applicable Managing Agent or any other Person; provided that no such pledge or grant of a security interest shall release a Financial Institution from any of its obligations hereunder, or substitute any such pledgee or grantee for such Financial Institution as a party hereto.
ARTICLE XIII
MISCELLANEOUS
Waivers and Amendments
. No failure or delay on the part of the Administrative Agent, any Managing Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
(a)    No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 13.1(b). The Seller and the Administrative Agent (at the direction or with the consent of the Required Financial Institutions), may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:
(i)    without the consent of each affected Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by the Seller or the

EXHIBIT 2

Servicer, (B) reduce the rate or extend the time of payment of Yield (or any component thereof), (C) reduce any fee payable to any Managing Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution’s Pro Rata Share (except pursuant to a Liquidity Agreement or Section 12.4) or any Financial Institution’s Commitment, (E) amend, modify or waive any provision of the definition of Required Financial Institutions or this Section 13.1(b), (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Concentration Limit,” “Aggregate Reserve,” “Yield and Servicer Reserve,” “Loss and Dilution Reserve,” “Loss Percentage,” “Dilution Ratio,” “Default Ratio” or “Loss Ratio” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses;
(ii)    without the written consent of the then Administrative Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Administrative Agent;
(iii)    without the written consent of each Managing Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Managing Agent;
(iv)    without the written consent of the Servicer, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Servicer.
Notwithstanding the foregoing, (i) without the consent of the Financial Institutions, but with the consent of the Seller (such consent not to be unreasonably withheld or delayed) and at the request of the Managing Agent in such Financial Institution’s Purchaser Group, the Administrative Agent may amend this Agreement solely to add additional Persons as Financial Institutions to a Purchaser Group hereunder, and (ii) the Administrative Agent, the Required Financial Institutions and the Conduits may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 13.13 or any other provision of this Agreement without the consent of the Seller or Servicer, provided that such amendment has no negative impact upon the Seller or Servicer. Any modification or waiver made in accordance with this Section 13.1 shall apply to each of the Purchasers equally and shall be binding upon the Seller, the Servicer, the Purchasers, the Managing Agents and the Administrative Agent. Each Managing Agent shall promptly notify each rating agency then rating the Commercial Paper of the Conduit in its related Purchaser Group of any material amendment to, or consent or waiver of, this Agreement.
Notices
. Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or facsimile numbers set forth on the signature pages hereof or at such other address or facsimile number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective if given by facsimile, upon the receipt thereof, if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or if given by any other means, when received at the address specified in this Section 13.2. The Seller hereby authorizes the Administrative Agent and each Managing Agent to effect purchases based on telephonic notices made by any Person whom the

EXHIBIT 2

Administrative Agent or such Managing Agent, as the case may be, in good faith believes to be acting on behalf of the Seller. The Seller agrees to deliver promptly to the Administrative Agent or each applicable Managing Agent, as the case may be, a written confirmation of each telephonic notice signed by an authorized officer of the Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Administrative Agent or such Managing Agent, the records of the Administrative Agent or such Managing Agent shall govern absent manifest error.
Ratable Payments
. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
Protection of Ownership Interests of the Purchasers
(a)    The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Administrative Agent or any Managing Agent may reasonably request, to perfect, protect or more fully evidence the sale and assignment of the Purchaser Interests, or to enable the Administrative Agent, the Managing Agents or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct the Seller or the Servicer to, notify the Obligors of Receivables Assets, at the Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables Assets be made directly to the Administrative Agent or its designee. The Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.
(b)    If any Seller Party fails to perform any of its obligations hereunder, the Administrative Agent, any Managing Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s, such Managing Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party to (i) execute on behalf of the Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.
Confidentiality

EXHIBIT 2

. (a) Each of the Administrative Agent, the Managing Agents and the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need to know basis to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (each of the foregoing being collectively referred to as “Representatives”; it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Transaction Document or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Seller, (h) by the Administrative Agent, any Managing Agent or any Conduit to any rating agency (including, without limitation, in compliance with Rule 17g-5 under the Securities Exchange Act of 1934), Commercial Paper dealer, or provider of a surety, guaranty or credit or liquidity enhancement to any Conduit or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Managing Agent or any Purchaser on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company and its Subsidiaries or their business, other than any such information (x) that is available to the Administrative Agent, any Managing Agent or any Purchaser on a nonconfidential basis prior to disclosure by the Company or (y) that is independently developed by the Administrative Agent, any Managing Agent or any Purchaser or any of their respective Representatives without reference to the Information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised at least the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information
(b)    EACH OF THE ADMINISTRATIVE AGENT, EACH MANAGING AGENT AND EACH PURCHASER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 13.5(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE SELLER PARTIES OR THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE SELLER PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE SELLER PARTIES OR THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH OF THE ADMINISTRATIVE AGENT, EACH MANAGING AGENT AND EACH PURCHASER REPRESENTS TO THE SELLER PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY

EXHIBIT 2

CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Bankruptcy Petition
. The Seller, the Servicer, the Administrative Agent, each Managing Agent and each Purchaser hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of a Conduit, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
Limitation of Liability
. Except with respect to any claim arising out of the willful misconduct or gross negligence of any Conduit, the Administrative Agent, any Managing Agent or any Financial Institution, no claim may be made by any Seller Party or any other Person against any Conduit, the Administrative Agent, any Managing Agent or any Financial Institution or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
CHOICE OF LAW
. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.
CONSENT TO JURISDICTION
. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY MANAGING AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE ADMINISTRATIVE AGENT, ANY MANAGING AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY MANAGING AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY

EXHIBIT 2

DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
WAIVER OF JURY TRIAL
. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
Integration; Binding Effect; Survival of Terms
.
(a)    This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
(b)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 13.5 and 13.6 shall be continuing and shall survive any termination of this Agreement.
Counterparts; Severability; Section References
. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
Agent Roles
. Each of the Financial Institutions acknowledges that any Person party hereto as the Administrative Agent or a Managing Agent may now or in the future act, (i) as administrative agent for the Conduits and Financial Institutions in its Purchaser Group (ii) as issuing and paying agent for the Commercial Paper issued by the related Conduit, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for the Conduits or Financial Institutions in its Purchaser Group (collectively, the “Agent Roles”). Without limiting the generality of this Section 13.13, each Financial Institution

EXHIBIT 2

hereby acknowledges and consents to any and all Agent Roles and agrees that in connection with any Agent Role, a Managing Agent or the Administrative Agent, as applicable, may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as Managing Agent for the Conduits in its Purchaser Group, and the giving of notice to the Administrative Agent of a mandatory purchase pursuant to a Liquidity Agreement.
Characterization
. (a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the Purchasers or the Administrative Agent for the benefit of the Purchasers, with the full benefits of ownership of the applicable Purchaser Interests. Except as specifically provided in this Agreement, each sale of Purchaser Interests hereunder is made without recourse to the Seller; provided, however, that (i) the Seller shall be liable to each Purchaser, each Managing Agent and the Administrative Agent for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser, any Managing Agent or the Administrative Agent or any assignee thereof of any obligation of the Seller or any Originator or any other person arising in connection with the Receivables, the Related Security, or the related Contracts or Invoices, or any other obligations of the Seller or any Originator.
(b)    In addition to any ownership interest which the Purchasers or the Administrative Agent may from time to time acquire pursuant hereto, the Seller hereby grants to the Administrative Agent for the ratable benefit of the Managing Agents and the Purchasers a valid security interest in all of the Seller’s right, title and interest in, to and under the following assets, now existing or hereafter arising: (i) all Purchased Receivables, (ii) the Collections relating to Purchased Receivables, (iii) each Lock-Box, (iv) each Collection Account, (v) all Related Security, (vi) all other rights and payments relating to such Purchased Receivables, (vii) all of the Seller’s rights, title, and interest in, to and under the Receivables Sale Agreement (including, without limitation, (a) all rights to indemnification arising thereunder and (b) all UCC financing statements filed pursuant thereto), (viii) all proceeds of any of the foregoing, and (ix) all other assets of the Seller in which the Purchasers or the Administrative Agent on behalf of the Managing Agents and the Purchasers has acquired, may hereafter acquire and/or purports to have acquired an interest hereunder to secure the prompt and complete payment of the Aggregate Unpaids, which security interest shall be prior to all other Adverse Claims thereto. The Administrative Agent, the Managing Agents and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative. The Seller hereby authorizes, within the meaning of 9-509 of any applicable enactment of the UCC, the Administrative Agent as secured party for the benefit of itself, the Managing Agents and of the Purchasers, (x) to file, without the signature of the Seller or any Originator, as debtors, the UCC financing statements contemplated herein and under the Receivables Sale Agreement and (y) to include, on any financing statement filed against the Seller, the collateral description: “all of the Debtor’s personal property and other assets, whether now owned or existing or hereafter acquired or arising, and wheresoever located, together with all products and proceeds thereof, substitutions and replacements therefor, and additions and accessions thereto.”
(c)    If, notwithstanding the intention of the parties expressed above, any sale or transfer by the Seller hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable (any of the foregoing being a

EXHIBIT 2

“Recharacterization”), then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. In the case of any Recharacterization, each of the Seller and the Administrative Agent, each Managing Agent and each Purchaser represents and warrants as to itself that each remittance of Collections by the Seller to the Administrative Agent, any Managing Agent or any Purchaser hereunder will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller, the Administrative Agent and each Purchaser and (ii) made in the ordinary course of business or financial affairs of the Seller, the Administrative Agent and each Purchaser.
(d)    In connection with the Seller’s transfer of its right, title and interest in, to and under the Receivables Sale Agreement, the Seller agrees that the Administrative Agent shall have the right to enforce the Seller’s rights and remedies under the Receivables Sale Agreement, to receive all amounts payable thereunder or in connection therewith, to consent to amendments, modifications or waivers thereof, and to direct, instruct or request any action thereunder, but in each case without any obligation on the part of the Administrative Agent, any Managing Agent or any Purchaser or any of its or their respective Affiliates to perform any of the obligations of the Seller under the Receivables Sale Agreement. To the extent that the Seller enforces the Seller’s rights and remedies under the Receivables Sale Agreement, from and after the occurrence of an Amortization Event, and during the continuance thereof, the Administrative Agent shall have the exclusive right to direct such enforcement by the Seller.
~~USA PATRIOT Act~~
~~. Each Financial Institution that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Seller Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Seller Party, which information includes the name and address of the each Seller Party and other information that will allow such Committed Purchaser to identify each Seller Party in accordance with the Act.~~[Reserved]
.
Investor Information
. The Managing Agents will, promptly after the request therefor by the Seller (but no more frequently than once per month), provide the Seller with a copy of the current private placement memorandum for any related Conduit, together with the approximate outstanding amount of such Conduit’s commercial paper as of a recent date.
Accounting Terms; GAAP
. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Seller notifies the Administrative Agent that the Seller requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Seller that the Required Financial Institutions request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other

EXHIBIT 2

provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at "fair value", as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
LKQ RECEIVABLES FINANCE COMPANY, LLC, as Seller

By:
Name:
Title:

Address:

Attention:
Telephone:
Email:
Fax:

with a copy to:

LKQ CORPORATION, as Servicer

By:	_________________________________
Name:
Title:

Address:

Attention:

Telephone:

Signature Page to
Receivables Purchase Agreement

Email:
Fax:

VICTORY RECEIVABLES CORPORATION, as a Conduit

By:	___________________________
Name:
Title:

Address:	Victory Receivables Corporation
c/o Global Securitization Services, LLC
~~114 West 47th Street~~68 South Service Road, Suite ~~2310~~120
~~New York~~Melville, NY ~~10036~~11747

Attention:	~~Frank B. Bilotta~~Kevin Corrigan

Telephone:	(212) 295-~~2777~~2757

Facsimile:	(212) 302-8767

Email:	kcorrigan@gssnyc.com

with copy to:
~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd.
~~1251~~1221 Avenue of the Americas
New York, NY 10020

Attention:	Nicolas Mounier / Eric Williams ~~/ Devang Sodha~~

Telephone:	(212) ~~782~~405-~~5980~~6776 / (212) ~~782-4910 / (212) 782-4253~~405-6654

Facsimile:	(212) 782-6448

E-mail:	securitization_reporting@us.mufg.jp
eric.williams@mufgsecurities.com
~~ewilliams@us.mufg.jp~~
 ~~dsodha@us.mufg.jp~~

~~THE~~MUFG BANK ~~OF TOKYO-MITSUBISHI UFJ~~, LTD.,
~~NEW YORK BRANCH,~~ as a Financial Institution

By:___________________________
Name:
Title:

Signature Page to
Receivables Purchase Agreement

Address:	~~1251~~1221 Avenue of the Americas
New York, NY 10020

Attention:	Nicolas Mounier / Eric Williams ~~/ Devang Sodha~~

Telephone:	(212) ~~782~~405-~~5980~~6776 / (212) ~~782-4910 / (212) 782-4253~~405-6654

Facsimile:	(212) 782-6448

E-mail:	securitization_reporting@us.mufg.jp
 ~~ewilliams@us.mufg.jp~~
 ~~dsodha@us.mufg.jp~~
eric.williams@mufgsecurities.com
~~THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,~~
~~NEW YORK BRANCH~~MUFG BANK, LTD., as Administrative Agent and as a Managing Agent

By:___________________________
Name:
Title:

For Purchase Notices:

Address:	~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ, Ltd.~~, LTD.
~~34 Exchange Place, Plaza III 5th Floor~~
~~Jersey City, NJ 07311~~

~~Attention:~~	~~John Donoghue~~

~~Facsimile No.:~~	~~(201) 369-2149~~

~~Email:~~	~~securitization_reporting@us.mufg.jp~~
~~With a copy to:~~
~~Address:    1251~~1221 Avenue of the Americas
New York, NY 10020

Attention:	Nicolas Mounier / Eric Williams ~~/ Devang Sodha~~

Telephone:	(212) ~~782~~405-~~5980~~6776 / (212) ~~782-4910 / (212) 782-4253~~405-6654

Facsimile:	(212) 782-6448

E-mail:	securitization_reporting@us.mufg.jp
eric.williams@mufgsecurities.com
 ~~ewilliams@us.mufg.jp~~
 ~~dsodha@us.mufg.jp~~

Signature Page to
Receivables Purchase Agreement

EXHIBIT I

DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Accrual for Rebates and Discounts” means accruals related to contractual or anticipated rebates and payment discount programs.
“Administrative Agent” has the meaning set forth in the preamble to this Agreement.
“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.
“Aggregate Reduction” has the meaning specified in Section 1.3.
“Aggregate Reserves” means, on any date of determination, the sum of the Loss and Dilution Reserve and the Yield and Servicer Reserve.
“Aggregate Unpaids” means, at any time, an amount equal to the sum of Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.
“Agreement” means this Receivables Purchase Agreement, as the same may be further amended, restated, supplemented or otherwise modified from time to time.
“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d), (iii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Amortization Event, (iv) the Business Day specified in a written notice from the Administrative Agent following the failure of any Seller Party to perform or observe any term, covenant or agreement under Section 7.1(f)(ii), and (v) the date which is five (5) Business Days after the Administrative Agent’s receipt of written notice from the Seller that it wishes to terminate the facility evidenced by this Agreement.
“Amortization Event” has the meaning set forth in Article IX.

Exh. I-1

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Seller Parties or their Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Terrorism Laws” shall mean any applicable law relating to money laundering or terrorism, including Executive Order 13224, the regulations promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the Bank Secrecy Act, the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder.
“Assignment Agreement” has the meaning set forth in Section 12.1(b).
“Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer or chief financial officer.
“Base Rate” means, for any day, a rate per annum equal the corporate base rate, prime rate or base rate of interest, as applicable, announced by the Administrative Agent from time to time, changing when and as such rate changes.
“BASEL Accord” means, the second accord adopted by the BASEL Committee on Banking Supervision (as defined below), to the extent and in the manner implemented as an applicable law, guideline or request (or any combination thereof) from any Governmental Authority (whether or not having the force of law), as such accord and any related law, guideline or request may be amended, supplemented, restated or otherwise modified, including, but not limited to, each similar and subsequent accord that may be adopted by the BASEL Committee on Banking Supervision (including, but not limited to, the proposed accord known as BASEL III) and all related laws, guidelines or requests implementing each such accord as may be adopted and amended or supplemented from time to time. As used herein, “BASEL Committee on Banking Supervision” means, the committee created in 1974 by the central bank governors of the Group of Ten nations. For purposes hereof “Group of Ten” shall mean the eleven countries of Belgium, Canada, France, Germany, Switzerland, the United States, Italy, Japan, the Netherlands, Sweden and the United Kingdom, which are commonly referred to as the “Group of Ten” or “G-10”, and any successor thereto.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by the Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned under a Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the Yield (as applicable) that would have accrued during the remainder of the Settlement Period or the tranche periods for Commercial Paper determined by the related Managing Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all

Exh. I-2

or a portion of such Capital is allocated to another Purchaser Interest, the amount of Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in subclause (B) exceeds the amount referred to in subclause (A), the relevant Purchaser or Purchasers agree to pay to the Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.
~~“BTMU” has the meaning set forth in the preamble.~~
“Business Day” means any day on which banks are not authorized or required to close in New York, New York, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.
“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by any Managing Agent, which, in each case, are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.6) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.
“Change of Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Company; (ii) LKQ shall cease to own, free and clear of all Adverse Claims, directly or indirectly, all of the outstanding partnership interests, membership interests, voting stock or other ownership interests, as applicable, in any Originator or (iii) Keystone shall cease to own directly, free and clear of all Adverse Claims (other than liens on the equity interests of Seller to secure the obligations of LKQ and its Subsidiaries under LKQ’s senior credit facilities), all of the outstanding shares of voting stock of the Seller.
“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.
“Collection Account Agreement” means an agreement substantially in the form of Exhibit VI among an Originator (if the related Collection Account was in the name of such Originator prior to being transferred into the name of the Seller), the Seller, the Administrative Agent and a Collection Bank.
“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

Exh. I-3

“Collection Notice” means a notice, in substantially the form of Annex A to Exhibit VI, from the Administrative Agent to a Collection Bank.
“Collections” means, with respect to any Purchased Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, (i) all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds and insurance proceeds of Related Security with respect to such Receivable, (ii) all Deemed Collections and (iii) the proceeds of any sale of Designated Defaulted Receivables.
“Commercial Paper” means the promissory notes of a Conduit issued by such Conduit in the commercial paper market.
“Commitment” means, for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests hereunder from the Seller in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Financial Institution’s name on Schedule A to this Agreement, or in the case of a Financial Institution that becomes a party to this Agreement pursuant to an Assignment Agreement or a Joinder Agreement, as applicable, the amount set forth therein as such Financial Institution’s “Commitment”, in each case, as such amount may be modified in accordance with the terms hereof (including, without limitation, any termination of Commitments pursuant to Section 12.4 hereof) and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.
“Commitment Availability” means at any time the positive difference (if any) between (a) an amount equal to the aggregate amount of the Commitments at such time minus (b) the Aggregate Capital at such time.
“Concentration Limit” means, for any Obligor on any date, either (i) the highest Concentration Percentage set forth below based on the Short-Term Debt Ratings of such Obligor on such date, or (ii) such higher percentage (a “Special Concentration Percentage”), if any, as is otherwise agreed to by the Seller, the Managing Agents and the Administrative Agent and designated by the Administrative Agent in a writing delivered to the Seller, in each case multiplied by the aggregate Outstanding Balance of all Eligible Receivables of such Obligor on such date; provided, that in the case of an Obligor and its Affiliates, the Concentration Limit shall be calculated as if such Obligor and such Affiliates were a single Obligor; provided, further, that each applicable Managing Agent shall have received written confirmation from each of S&P and Moody’s that the ratings of the commercial paper notes issued by any Conduit Purchaser in its Purchaser Group would not, as a result of any Special Concentration Percentage, be reduced or withdrawn; and provided further, that any Managing Agent may reduce or cancel any Special Concentration Percentage with respect to any Obligor upon three (3) Business Days’ notice to the Seller.

Exh. I-4

Short-Term Debt Ratings	Concentration Percentage
At least A-1 by S&P and at least P-1 by Moody’s	14.00%
At least A-2 by S&P and at least P-2 by Moody’s	7.00%
At least A-3 by S&P and at least P-3 by Moody’s	4.67%
Any other Short-Term Debt Rating or Unrated by either S&P or Moody’s	3.50%

“Conduit” means, a Person identified as a “Conduit” on Schedule A and its respective successors and permitted assigns.
“Conduit Purchase Limit” means, for any Conduit, the maximum principal amount of the Purchaser Interests which may be purchased by such Conduit as set forth on Schedule A (or on the applicable schedule to the Assignment Agreement or Joinder Agreement pursuant to which such Conduit became a party hereto), subject to assignment pursuant to Section 12.1(a), as such amount may be modified from time to time by notice from the related Managing Agent to the Seller and the Administrative Agent.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.
“Contract” means, with respect to any Receivable, any and all instruments, agreements or other writings (other than the related Invoice) pursuant to which such Receivable arises or which evidences such Receivable.
“CP Costs” means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are directly or indirectly funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities directly or indirectly funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of a Conduit pursuant to the terms of any receivable purchase facilities directly or indirectly funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if the Seller shall request any Incremental Purchase during any period of time determined by the Managing Agent in its sole discretion to result in incrementally higher Yield applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be directly or indirectly funded by such Conduit in a special

Exh. I-5

pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional Yield applicable only to such special pool and charged each day during such period against such Capital.
“CP Rate” means with respect to any Settlement Period and any Purchaser Interest funded by a Conduit if and to the extent such Conduit directly or indirectly funds the purchase or maintenance of its Purchaser Interest by the issuance of Commercial Paper during such Settlement Period, a per annum rate equal to a fraction, expressed as a percentage, (i) the numerator of which shall be equal to the sum of the CP Costs, determined on a pro rata basis, based upon the percentage share that the dollar amount of such Purchaser Interest represents in relation to all assets or investments associated with any assets held by such Conduit and directly or indirectly funded substantially with Pooled Commercial Paper, for each day during such Settlement Period (or portion thereof), and (ii) the denominator of which is the weighted daily average Capital of such Purchaser Interest during such Settlement Period; provided that if an Amortization Event shall have occurred and the Administrative Agent has exercised its rights pursuant to Section 9.2, the CP Rate with respect to each Purchaser Interest shall mean a rate per annum equal to the Default Rate.
“Credit and Collection Policy” means the Seller’s credit and collection policies and practices relating to Contracts, Invoices and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.
“Credit Memo Reserve” means a reserve established based upon the estimated future credits related to stock, scrap, warranty and damage returns.
“Deemed Collections” means the aggregate of all amounts the Seller shall have been deemed to have received as a Collection of a Receivable. The Seller shall be deemed to have received a Collection in full of a Receivable if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by the Seller or by the Servicer on the Seller’s behalf (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) any of the representations or warranties in Article V are no longer true with respect to any Receivable.
“Default Fee” means with respect to any amount due and payable by the Seller in respect of any Aggregate Unpaids, an amount equal to the interest accruing on any such unpaid Aggregate Unpaids at a rate per annum equal to the Default Rate.
“Default Rate” means, for any day, a per annum rate equal to the sum of (i) 2.00% plus (ii) the Base Rate.
“Default Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Defaulted Receivables as of such day divided by (ii) the aggregate Outstanding Balance of all Receivables as of such day.
“Defaulted Receivable” means a Purchased Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to the Seller Party therein refer to such Obligor); (ii) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment; or (iii)

Exh. I-6

which, in accordance with the Credit and Collection Policy, should have been written off as uncollectible.
“Dilution Horizon Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the Originator Sales during such calendar month divided by (ii) the Eligible Receivables Balance as of such date.
“Dilution Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the aggregate amount of Dilutions which accrued during such calendar month, divided by (ii) the Originator Sales during such calendar month.
“Dilution Reserve Floor Percentage” means, as of the last day of any calendar month, a percentage equal to the following calculation:
ED x DHR
where:
DHR = the Dilution Horizon Ratio at such time.
ED = the Expected Dilution Ratio at such time.

“Dilution Spike Ratio” means, as of the last day of any calendar month, a percentage equal to the highest three-month average Dilution Ratio as of the last day of any of the twelve (12) months then most recently ended.
“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections”.
“Discount Rate” means, the LIBO Rate or the Base Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions and any Purchaser Interest of a Conduit, an undivided interest in which has been assigned by such Conduit to a Financial Institution pursuant to a Liquidity Agreement, or funded subject to a LIBO Rate or Base Rate; provided, that if an Amortization Event shall have occurred and the Administrative Agent has exercised its rights pursuant to Section 9.2, the Discount Rate shall mean a rate per annum equal to the Default Rate.
“Dynamic Dilution Reserve Percentage” means, as of the last day of any calendar month, a percentage equal to the following calculation:
[(SF x ED) + ((DS - ED) x DS / ED)] x DHR
where:
SF = the Stress Factor
DHR = the Dilution Horizon Ratio at such time.
DS = the Dilution Spike Ratio at such time.
ED = the Expected Dilution Ratio at such time.

Exh. I-7

“Dynamic Loss Reserve Percentage” means, as of the last day of any calendar month, a percentage equal to the following calculation:
SF x LS x LHR
where:
SF = the Stress Factor
LHR = the Loss Horizon Ratio at such time.
LS = the Loss Spike Ratio at such time.
“Eligible Assignee” means, (i) each Managing Agent or any of its Affiliates, (ii) if with respect to an assignment by a Conduit, any Person managed, administered or sponsored by any Managing Agent or any of its Affiliates, (iii) any financial or other institution providing liquidity to any Conduit pursuant to a Liquidity Agreement, or (iv) any other Person with the consent of the Seller (not to be unreasonably withheld or delayed).
“Eligible Receivable” means, at any time, a Receivable:
(i)    the Obligor of which (a) (1) if a natural person, is a resident of the United States or (2) if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has a place of business in the United States; (b) is not an Affiliate or material supplier of any of the parties hereto; and (c) is not a government or a governmental subdivision or agency,
(ii)    the Obligor of which is not the Obligor of any Defaulted Receivables which in the aggregate constitute more than 25% of all Receivables of such Obligor,
(iii)    which is not a Defaulted Receivable,
(iv)    which (a) by its terms is due and payable within 120 days of the original billing date therefor, (b) has not had its payment terms extended and (c) has not had its original billing date changed for any portion thereof,
(v)    which is an “account” or “payment intangible” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,
(vi)    which arises under an Invoice which represents all or part of the sale price of merchandise, insurance and services within the meaning of the Investment Company Act of 1940, Section 3(c)5, as amended,
(vii)    the purchase thereof would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended,
(viii)    which is denominated and payable only in United States dollars in the United States,
(ix)    which arises under an Invoice which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related

Exh. I-8

Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,
(x)    which arises under a Contract or Invoice which (a) either does not require the Obligor under such Contract or Invoice to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator or any of its assignees under such Contract or Invoice or requires such consent and such consent has been obtained and (b) does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract and Invoices,
(xi)    which arises under an Invoice that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,
(xii)    which, together with the Contract and Invoice related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract or Invoice related thereto is in violation of any such law, rule or regulation,
(xiii)    which satisfies all applicable requirements of the Credit and Collection Policy,
(xiv)    which was generated in the ordinary course of the applicable Originator’s business,
(xv)    which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part),
(xvi)    as to which the Administrative Agent has not notified the Seller that the Administrative Agent has determined, in its commercially reasonably discretion, that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract or an Invoice that is not acceptable to the Administrative Agent,
(xvii)    which (a) is not subject to any right of rescission, set-off, counterclaim, or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor or any of its Affiliates against the applicable Originator or any Affiliate of any Originator, (b) neither the Obligor thereon nor any of its Affiliates is owed a receivable by any Originator or any Affiliate of any Originator; provided, that only that portion of such Receivable subject to such contra balance shall not constitute an Eligible Receivables hereunder and (c) is not subject to any other Adverse Claim in favor of any Person (other than the Administrative Agent, any Managing Agent or any Purchaser pursuant to the terms of the Transaction Documents), and neither the Obligor thereon nor any of its Affiliates holds any right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except

Exh. I-9

with respect to sale discounts effected pursuant to the Contract or Invoice, or defective goods returned in accordance with the terms of the Contract or Invoice),
(xviii)    as to which (a) the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, (b) no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor and (c) no “bill and hold” arrangement applies, and
(xix)    all right, title and interest to and in which has been validly transferred by the applicable Originator directly to the Seller under and in accordance with the applicable Receivables Sale Agreement, and the Seller has good and marketable title thereto free and clear of any Adverse Claim (other than the Administrative Agent, the Managing Agents or any Purchaser).
“Eligible Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time in the Receivables Assets.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Excluded Receivable” means a Receivable described on Schedule D, as such schedule may be modified from time to time by the Seller with the consent of the Administrative Agent.
“Expected Dilution Ratio” means, as of any date, the average of the Dilution Ratios in respect of the twelve (12) immediately preceding months.
“Extended Payment Term Receivable” means a Receivable which by its terms is due and payable later than 60 days but within 120 days of the original billing date therefor.
“Facility Account” means the following account:
Account #: 310-051-428
Account Title: VRC
Maintained At: ~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd.
ABA: 026-009-632
Reference: LKQ Corporation

“Facility Termination Date” means the earliest of (i) the Liquidity Termination Date and (ii) the Amortization Date.
“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average

Exh. I-10

of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” means that certain amended and restated letter agreement dated as of the date hereof among the Seller, the Managing Agents and the Administrative Agent regarding certain fees payable to the Administrative Agent and the Managing Agents, as applicable, as the same may be further amended, restated, supplemented or otherwise modified from time to time.
“Finance Charges” means, with respect to a Receivable, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to the related Contract and Invoice.
“Financial Institutions” means, as to any Purchaser Group, each of the financial institutions listed on Schedule A as a “Financial Institution” for such Purchaser Group, together with its respective successors and permitted assigns.
“Funding Agreement” means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of any Conduit, including any Liquidity Agreement.
“Funding Source” means (i) any Financial Institution or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to any Conduit.
“GAAP” means generally accepted accounting principles in effect in the United States of America.
“Group Purchase Limit” means, for each Purchaser Group, the amount set forth on Schedule A (or in the Joinder Agreement pursuant to which such Purchaser Group became party hereto), subject to assignment pursuant to Section 12.1, as such amount may be reduced in accordance with Section 1.1(b).
“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.
“Indebtedness” of any Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.
“Independent Director” shall mean a member of the Board of Managers of the Seller who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a manager of the Seller, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Servicer, Originator, or any of their respective Subsidiaries or Affiliates (other than Seller or any other single-purpose Affiliate of the Independent Parties), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties,

Exh. I-11

or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director or manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
“Information” has the meaning set forth in Section 13.5.
“Invoice” means, with respect to any Receivable, an invoice in substantially the form of one of the form invoices set forth on Exhibit IX hereto or otherwise approved by the Administrative Agent in writing.
“LIBO Rate” means the rate per annum equal to the sum of (a) the rate appearing on a Bloomberg screen Bloomberg US2001M as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Settlement Period, and having a maturity equal to one (1) month; provided that, (x) Bloomberg screen Bloomberg US2001M is not available to the Administrative Agent for any reason, the applicable LIBO Rate for the relevant Settlement Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Settlement Period, and having a maturity equal to one (1) month, and (y) if no such rate is available to the Administrative Agent, the applicable LIBO Rate for the relevant Settlement Period shall instead be the rate determined by the Administrative Agent to be the rate at which ~~BTMU~~MUFG offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Settlement Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to one (1) month, divided by (b) one (1) minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Administrative Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Settlement Period. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1.00%. Notwithstanding the foregoing, at no time shall the LIBO Rate be less than 0%.
“Liquidity Agreement” means an agreement entered into by a Conduit and the related Financial Institutions in its Purchaser Group in connection herewith for the purpose of providing liquidity with respect to the Capital funded by such Conduit under this Agreement.
“Liquidity Termination Date” means November 8, ~~2019~~2021.
“LKQ” means LKQ Corporation, a Delaware corporation, together with its successors and permitted assigns.
“LKQ Entity” has the meaning set forth in Section 7.1(i).

Exh. I-12

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Purchased Receivables and which is listed on Exhibit IV.
“Loss Horizon Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the sum of the Originator Sales during such calendar month and the preceding 2 calendar months, divided by (ii) the Eligible Receivables Balance as of such date.
“Loss Ratio” means, as at the last day of any calendar month, a percentage equal to (i) the sum of (A) the aggregate Outstanding Balance of all Receivables greater than 60 days past due and less than 91 days past due as of such day plus (B) the aggregate Outstanding Balance of all Receivables that became Defaulted Receivables during such month and which have remained unpaid for less than 91 days from the original invoice date, divided by (ii) the Originator Sales during the month ended three (3) months prior to such month.
“Loss and Dilution Reserve” means, on any date, an amount equal to the product of (a) the greater of (i) sum of (A) the Loss Reserve Floor Percentage plus (B) Dilution Reserve Floor Percentage and (ii) the sum of (x) the Dynamic Loss Reserve Percentage plus (y) the Dynamic Dilution Reserve Percentage; multiplied by (b) the Net Receivables Balance on such date.
“Loss Reserve Floor Percentage” means 14.0%.
“Loss Spike Ratio” means, as of the last day of any calendar month, a percentage equal to the highest three-month average Loss Ratio as of the last day of any of the twelve (12) months then most recently ended.
“Managing Agent” means, as to any Conduit or Financial Institution, the Person listed on Schedule A as the “Managing Agent” for such Purchasers, together with its respective successors and permitted assigns.
“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Seller Party or LKQ and its Subsidiaries taken as a whole, (ii) the ability of any Seller Party or any LKQ Entity to perform its obligations under any Transaction Document, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.
“Monthly Report” means a report, in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Servicer to the Administrative Agent and each Managing Agent pursuant to Section 8.5.
“Monthly Reporting Date” has the meaning set forth in Section 8.5(a).
“Moody’s” means Moody’s Investors Service and its successors.
“MUFG” has the meaning set forth in the preamble.
“Net Receivables Balance” means, at any time, the Eligible Receivables Balance at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor,

Exh. I-13

(ii) the aggregate amount by which the Outstanding Balance of Extended Payment Term Receivables (after giving effect to the reduction in clause (i) above) exceeds 2.00% of the Outstanding Balance of all Eligible Receivables, (iii) the Credit Memo Reserve times 1.25 and (iv) the Accrual for Rebates and Discounts at such time.
“Non-Renewing Financial Institution” has the meaning set forth in Section 12.4.
“Obligations” shall have the meaning set forth in Section 2.1.
“Obligor” means a Person obligated to make payments pursuant to a Contract and/or Invoice.
“Originator” means each of Keystone Automotive Industries, Inc., Greenleaf Auto Recyclers, LLC, and any other wholly-owned domestic Subsidiary of LKQ which becomes an Originator pursuant to Section 8.11 of the Receivables Sale Agreement with the consent of the Administrative Agent and each Managing Agent, in each case, in their capacities as the sellers under the Receivables Sale Agreement.
“Originator Sales” means, in respect of any period, aggregate sales by the Originators that shall have given rise to Receivables in accordance with GAAP.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“Participant” has the meaning set forth in Section 12.2.
“PATRIOT Act” has the meaning specified in Section 7.1(o).
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Pooled Commercial Paper” means Commercial Paper notes of a Conduit subject to any particular pooling arrangement by such Conduit, but excluding Commercial Paper issued by such Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Conduit (or by any other Person that funds a purchase of assets or the making of any loan or other financial accommodation directly or indirectly with the proceeds of Commercial Paper issued by such Conduit).
“Portfolio Turnover” means, as of the last day of any calendar month, (i) the aggregate Outstanding Balance of all Receivables as of such day divided by (ii) the Originator’s aggregate Collections during such calendar month multiplied by (iii) the number of days in such calendar month.
“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.
“Proposed Reduction Date” has the meaning set forth in Section 1.3.
“Pro Rata Share” means, as the context requires:

Exh. I-14

(i)    for each Purchaser Group, as among all Purchaser Groups, the ratio at such time (expressed as a percentage) of the aggregate Commitments of the Financial Institutions in such Purchaser Group to the aggregate Commitments of all Financial Institutions; and
(ii)    for each Financial Institution as among all Financial Institutions within such Purchaser Group, the ratio at such time (expressed as a percentage) of the Commitment of such Financial Institution to the aggregate Commitment of all Financial Institutions within such Purchaser Group; and
(iii)    with respect to the allocation of any payment or distribution hereunder, for each Purchaser, the ratio at such time (expressed as a percentage) of the aggregate Capital in respect of the Purchaser Interests held by such Purchaser to the Aggregate Capital in respect of the Purchaser Interests held by all Purchasers.
“Purchase Allocation” has the meaning set forth in Section 1.2.
“Purchase Limit” means $~~100,000,000~~110,000,000, as such amount may be increased in accordance herewith.
“Purchase Notice” has the meaning set forth in Section 1.2.
“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to the Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by the Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date, and (iii) the excess, if any, of (a) the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over (b) the aggregate outstanding amount of Aggregate Capital, determined as of the date of the most recent Monthly Report, taking into account such proposed Incremental Purchase.
“Purchased Receivable” has the meaning set forth in Section 7.1(h).
“Purchaser Group” means a Conduit, its related Financial Institutions and their related Managing Agent.
“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Purchased Receivable, (ii) all Related Security with respect to each such Purchased Receivable and (iii) all Collections with respect to, and other proceeds of, each such Purchased Receivable. Each such undivided percentage shall equal:

C
NRB - AR
where:

AR	= the Aggregate Reserves.

C	= the Capital of such Purchaser Interest.

NRB	= the Net Receivables Balance.

Exh. I-15

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the Business Day immediately preceding the Amortization Date shall remain constant at all times thereafter.
“Purchasers” means any Conduit or Financial Institution, as applicable.
“Purchasing Financial Institution” has the meaning set forth in Section 12.1(b).
“Receivable” means all indebtedness and other obligations owed to the Seller or the applicable Originator (at the time it arises, and before giving effect to any transfer or conveyance under the applicable Receivables Sale Agreement or hereunder) or in which the Seller or the applicable Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by the applicable Originator and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. The term “Receivable” shall not include any Excluded Receivable. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual Invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations from any one transaction referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor, the Seller or the applicable Originator treats such indebtedness, rights or obligations as a separate payment obligation.
“Receivables Assets” means the Receivables, the Related Security, and the Collections constituting Purchased Receivables.
“Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of September 28, 2012, among the Originators and the Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Records” means, with respect to any Receivable, all Contracts, Invoices and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Reduction Notice” has the meaning set forth in Section 1.3.
“Regulatory Change” has the meaning set forth in Section 10.2.
“Reinvestment” has the meaning set forth in Section 2.2.
“Related Security” means, with respect to any Purchased Receivable:
(i)    all of the Seller’s and the applicable Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing

Exh. I-16

or lease of which by the applicable Originator gave rise to such Receivable, and all insurance contracts with respect thereto,
(ii)    all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(iii)    all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,
(iv)    all service contracts and other contracts and agreements associated with such Receivable,
(v)    all Records (other than Contracts) related to such Receivable and all rights (with respect to enforcement or otherwise) under the Contracts related to such Receivable,
(vi)    all of the Seller’s right, title and interest in, to and under the applicable Sale Agreement in respect of such Receivable, and
(vii)    all proceeds of any of the foregoing.
“Replacement Rate” has the meaning specified in Section 4.4(a).
“Representative” has the meaning set forth in Section 13.5.
“Required Financial Institutions” means, at any time, Financial Institutions with Commitments in excess of 50% of the Purchase Limit at such time.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of the Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Seller now or hereafter outstanding, and (v) any payment of management fees by the Seller (except for reasonable management fees to the Originators or their respective Affiliates in reimbursement of actual management services performed).
“S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

Exh. I-17

“Sanctioned Person” means, at any time, (a) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, and (b) any Person controlled by any such Person.
“Sanctions” means economic, financial or other sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or other relevant sanctions authority, including the U.S. and Canada.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Parties” has the meaning set forth in the preamble to this Agreement.
“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.
“Servicing Fee” has the meaning set forth in Section 8.6.
“Servicing Fee Rate” means, so long as LKQ is acting as Servicer, a rate per annum equal to 1.0%, or, with respect to any successor servicer, such other rate per annum as may be agreed to by the Administrative Agent and such successor servicer.
“Settlement Date” means the third calendar day following each Monthly Reporting Date, (or such other day as agreed to by the Seller and the Administrative Agent in writing), of, if such date is not a Business Day, the next succeeding Business Day.
“Settlement Period” means each calendar month.
“Short-Term Debt Rating” means, for any Person, the rating by S&P or Moody’s of such Person’s short-term public senior unsecured non-credit-enhanced debt.
“Stress Factor” means, at any time, 2.0.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Seller.
“Termination Date” has the meaning set forth in Section 2.3.
“Termination Percentage” has the meaning set forth in Section 2.3.
“Third Amendment Effective Date” means December 20, 2018.
“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Fee Letter, the Subordinated

Exh. I-18

Notes (as defined in the Receivables Sale Agreement), and all other instruments, documents and agreements executed and delivered in connection herewith.
“Transaction Parties” means, collectively, the Seller Parties and each Originator.
“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weekly Report” means a report, in substantially the form of Exhibit XVIII hereto (appropriately completed), furnished by the Servicer to the Administrative Agent and each Managing Agent pursuant to Section 8.5.
“Yield” means (i) for each respective Settlement Period relating to Purchaser Interests of a Financial Institution, including any Purchaser Interest or undivided interests in a Purchaser Interest assigned to such Financial Institution, or funded subject to a LIBO Rate or Base Rate pursuant to a Liquidity Agreement, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Settlement Period, annualized on a 360 day basis (or a 365 or 366 day basis, as applicable, in the case of the Base Rate) and (ii) for each respective Settlement Period relating to Purchaser Interests of a Conduit, other than a Purchaser Interest which, or an undivided interest in which, has been assigned by such Conduit to a Financial Institution pursuant to a Liquidity Agreement, an amount equal to the product of the CP Rate multiplied by the Capital of such Purchaser Interest for each day elapsed during such Settlement Period, amortized on a 360-day basis.
“Yield and Servicer Reserve” means, on any date, an amount equal to the Yield and Servicer Reserve Percentage, multiplied by the Net Receivables Balance on such date.
“Yield and Servicer Reserve Percentage” means, as of the last day of any calendar month, a percentage equal to the following calculation:
[(DR / 360) + (SFR / 360)] x 1.5 x PT
where:
DR = the Default Rate
SFR = the Servicing Fee Rate
PT = the Portfolio Turnover at such time
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Exh. I-19

Exh. I-20

Exh. I-21

	TABLE OF CONTENTS
Section 13.6	Bankruptcy Petition	45
Section 13.7	Limitation of Liability	45
Section 13.8	CHOICE OF LAW	46
Section 13.9	CONSENT TO JURISDICTION	46
Section 13.10	WAIVER OF JURY TRIAL	46
Section 13.11	Integration; Binding Effect; Survival of Terms	46
Section 13.12	Counterparts; Severability; Section References	47
Section 13.13	Agent Roles	47
Section 13.14	Characterization	47
Section 13.15	USA PATRIOT Act	49
Section 13.16	Investor Information	49
	(continued)	Page

Section 13.17	Accounting Terms; GAAP	49

Exhibits and Schedules

Exhibit I	Definitions
Exhibit II	Form of Purchase Notice
Exhibit III	Places of Business of the Seller Parties; Locations of Records; Federal Employer Identification Numbers (s)
Exhibit IV	Names of Collection Banks; Collection Accounts
Exhibit V	Form of Compliance Certificate
Exhibit VI	Form of Collection Account Agreement
Exhibit VII	Form of Assignment Agreement
Exhibit VIII	Credit and Collection Policy
Exhibit IX	Form of Invoice(s)
Exhibit X	Form of Monthly Report
Exhibit XI	Reserved
Exhibit XII	Reserved
Exhibit XIII	Reserved
Exhibit XIV	Reserved
Exhibit XV	Form of Joinder Agreement
Exhibit XVI	Reserved
Exhibit XVII	Form of Reduction Notice
Exhibit XVIII	Form of Weekly Report

Schedule A	Commitments of Financial Institutions
Schedule B	Closing Documents
Schedule C	Pending Litigation
Schedule D	Excluded Receivables

Exh. I-22

Summary report: Litéra® Change-Pro TDC 10.1.0.300 Document comparison done on 3/1/2019 9:45:42 AM
Style name: Sidley Default
Intelligent Table Comparison: Active
Original DMS: iw://SIDLEYDMS/ACTIVE/218055894/3
Description: LKQ - Conformed Copy of Receivables Purchase Agreement to include Amendment No. 2
Modified DMS: iw://SIDLEYDMS/ACTIVE/236567777/7
Description: LKQ - Conformed Copy of Receivables Purchase Agreement to include Amendment No. 3
Changes:
Add	84
~~Delete~~ 	73
~~Move From~~	14
Move To	14
Table Insert	0
~~Table Delete~~	0
Table moves to	0
~~Table moves from~~	0
Embedded Graphics (Visio, ChemDraw, Images etc.)	0
Embedded Excel	0
Format changes	0
Total Changes:	185

Exh. I-23